Exhibit 10.1

EXECUTION VERSION

LEASE AGREEMENT ENTERED INTO ON APRIL 10, 2025 (the “Lease”).

BETWEEN:	9523-9984 QUÉBEC INC., legal person duly constituted under the laws of the Province of Québec, having its head office at 200-1170 place du Frère-André, Montréal, Province of Québec, H3B 3C6, represented by William Lande, its President, Secretary and Treasurer, duly authorized as he so declares;

(the “Landlord”)

AND:	SOCIÉTÉ EN COMMANDITE EDC SAINT-JÉRÔME / EDC SAINT-JÉRÔME LIMITED PARTNERSHIP, a limited partnership duly constituted under the laws of the Province of Québec, having its head office at D-3195 chemin Bedford, Montréal, Province of Québec, H3S 1G3, herein acting and represented by its general partner COMMANDITÉ ENOVUM SAINT-JEROME INC. / ENOVUM SAINT-JEROME GP INC., a corporation incorporated under the Canada Business Corporations Act, having its head office at D-3195 chemin Bedford, Montréal, Province of Québec, H3S 1G3, herein acting and represented by Billy Krassakopoulos, its President, duly authorized as he so declares;

(the “Tenant”)

(the Landlord and the Tenant hereinafter collectively the “parties” and each a “party”)

AND TO WHICH INTERVENES:	ENOVUM DATA CENTERS CORP., a legal person duly constituted under the laws of Canada, having its head office at D-3195 chemin Bedford, Montréal, Province of Québec, H3S 1G3, herein acting and represented by Billy Krassakopoulos, its President, duly authorized as he so declares;

(the “Guarantor”)

PREAMBLE

WHEREAS on December 31, 2024, the Landlord entered into an agreement of purchase and sale with Rayonese Textile Inc. (the “Vendor”) to acquire the Property described in this Lease (the “APS”);

WHEREAS the Tenant acknowledges that, as of the date of execution of this Lease, the Landlord is not the owner of the Property;

WHEREAS the Tenant acknowledges that the Landlord will assign its right, title and interest in and to the APS to a Purchasing Entity, such that the Purchasing Entity acquires the Property on Closing;

WHEREAS the Landlord acknowledges that the Purchasing Entity shall assume this Lease on or prior to Closing;

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WHEREAS this Lease is conditional upon the closing of the acquisition of the Property by the Landlord or the Purchasing Entity in accordance with the terms of such APS (the “Closing”);

WHEREAS all conditions to Closing have been (or will be immediately following the execution of this Lease) satisfied or irrevocably waived (other than those conditions to Closing that by their nature can only be satisfied at Closing), the Landlord has delivered (or will deliver immediately following the execution of this Lease) an Acceptance Notice (as defined in the APS) to the Vendor pursuant to the APS and the Closing is scheduled to occur by no later than May 11, 2025;

WHEREAS the parties nevertheless wish to enter into this Lease in anticipation of the Landlord or the Purchasing Entity acquiring the Property, the whole subject to the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

1. DEFINITIONS

1.1 “Additional Rent” means all sums of money, excluding the Base Rent, GST and QST, which are required to be paid by the Tenant pursuant to any provision of this Lease, including, without limitation, Real Estate Taxes, Insurance Costs and all other sums which may be payable to the Landlord hereunder or reimbursable to the Landlord hereunder.

1.2 “Affiliate” means, with respect to any Person, any other Person which is a holding body corporate, subsidiary, associate and/or affiliate (as these terms are defined as of the date hereof in the Canada Business Corporations Act) of such Person.

1.3 “Baseline Report” has the meaning ascribed thereto in Section 18.2.

1.4 “Base Building Systems” means the core base building systems serving the Property, including the mechanical, electrical, plumbing, heating, ventilation, air conditioning, fire suppression, sprinkler, security and life safety systems.

1.5 “Base Rent” has the meaning ascribed thereto in Section 5.1.

1.6 “Broker” has the meaning ascribed thereto in Section 34.1.

1.7 “Building” means the building erected on the Land bearing civic address 500 Monseigneur Dubois, Saint-Jérôme, Québec.

1.8 “Business Day” means any day on which commercial banks in Montréal, Province of Québec are open for business, other than a Saturday, Sunday or statutory holiday in the Province of Québec.

1.9 “Business Taxes” means, collectively, all business taxes, license fees, water taxes, sewer taxes and other like taxes, fees, charges, rates and assessments (whether imposed on the Landlord or the Tenant) other than Real Estate Taxes that may be levied, charged, rated or assessed against the personal property, Tenant Equipment, Tenant Movables, Leasehold Improvements, Tenant-Specific Leaseholds, occupancy or business of the Tenant or any other occupant of the Property.

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1.10 “Capacity” has the meaning ascribed thereto in Section 12.3.

1.11 “Change of Control” means the direct change in the effective control or ownership of the Tenant (whether by way of transfer or issue by sale, subscription, assignment, bequest, inheritance, operation of law or other disposition, of all or part of the shares or units of the Tenant), as such terms are defined in the Canada Business Corporations Act.

1.12 “Commencement Date” means the date of the Closing.

1.13 “Commencement Date Notice” has the meaning ascribed thereto in Section 19.3.

1.14 “Confidential Information” means, with respect to a party, all information whatsoever relating to it, received or observed by the other party in any way and in any form, including, without limitation, oral, written, digital, software, on other storage depositories or otherwise, including, without limitation: (i) such party’s intellectual property, (ii) the financial data information relating to such party, including, without limitation, financial statements, financial forecasts, budgets, costs or prices, (iii) the information relating to customers and suppliers of such party, and (iv) the financial terms of this Lease, with the exception however of all information which has been made public without the receiving party having violated disclosure restrictions set forth herein.

1.15 “Contaminants” means (i) any material or substance, including an odour, a sound or a vibration, that is listed, defined, designated, regulated or classified as, or otherwise determined to be, hazardous, radioactive, explosive, gaseous, poisonous, flammable, toxic, corrosive, oxidizing, deleterious or leachable or (ii) a pollutant, a substance, a contaminant or a residual material, or words of similar import, defined or regulated under applicable Environmental Laws, (iii) including any mixture thereof and includes, without limitation, any asbestos or asbestos-containing materials, petroleum or petroleum-containing or petroleum-derived materials, radioactive materials, polychlorinated biphenyls, lead paint and per- or polyfluoroalkyl substances (PFAS).

1.16 “Environmental Laws” means all Laws, regulations, by-laws, decrees, ordinances, orders, common law, directives, policies, guides, norms and other requirements, in each case having the force of law, of a governmental authority relating in any way to the environment or pollution, including those relating to the withdrawal, contamination and use of groundwater and surface water, to management, excavation and soil contamination, the delivery of authorizations and permits or to inspections and surveys, remedial actions and rehabilitation in connection with any presence, emission, discharge, emission, generation, holding, handling, labelling, abatement, management, control, monitoring, existence, escape or disposal or threat of same of any Contaminants, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Contaminants, and, notwithstanding the foregoing, includes, but is not limited to, the Guide d’intervention – Protection des sols et réhabilitation des terrains contaminés published by the Québec Ministry of the Environment, the Fight against Climate Change, Wildlife and Parks and dated May 2021, as amended from time to time;

1.17 “Environmental Liabilities” means any and all liabilities, responsibilities, losses, costs (including, without limitation, remediation, removal, response, abatement, clean-up, investigative, mitigation and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, reasonable attorney fees and other legal fees and administrative or judicial actions, suits, orders, claims, notices, notice of violations, violations or proceedings, whether civil, administrative or criminal, related to any applicable Environmental Law brought, issued or asserted by: (i) any governmental or quasi-governmental authority in relation with the presence and/or release of a Contaminant at, to or from the Property or any other site; or (ii) a third party seeking damages for personal injury or property damage resulting from the presence and/or release of a Contaminant at, to or from the Property.

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1.18 “Event of Default” or “Default” has the meaning ascribed thereto in Section 25.1.

1.19 “Fair Market Rent” means an amount determined on the basis of the then prevailing market rental rate for space comparable to the Property, without any Leasehold Improvements, and any other relevant factors for comparable buildings in the vicinity of the Property.

1.20 “First Appraisal Period” has the meaning ascribed thereto in Section 6.2.1.

1.21 “Generator” means one or more battery storage systems, back-up generators, and above-ground fuel tanks, located in the Building and/or on the Property.

1.22 “GST” means all goods and services tax and similar taxes payable pursuant to the Excise Tax Act (Canada).

1.23 “Guarantor” means Enovum Data Center Corp.

1.24 “Including” and “includes” mean, where the context permits, “including, without limitation” and “includes, without limitation”, respectively.

1.25 “Initial Term” means the initial term of twenty (20) Lease Years, commencing on the Commencement Date and terminating on the day immediately before the twentieth (20th) anniversary of the Commencement Date.

1.26 “Insurance Costs” shall mean all premiums and other amounts which the Landlord may incur in effecting or maintaining insurance coverage under the provisions of this Lease.

1.27 “Land” means the immovable property known and designated as lot number six million two hundred nine thousand three hundred thirty-two (6 209 332) of the Cadastre of Québec, Registration Division of Terrebonne, and includes, for greater certainty, the Outdoor Leased Premises.

1.28 “Landlord Operating Expenses” means the following:

1.28.1	costs incurred by the Landlord for the repair of damage to the Property, to the extent that the Landlord is reimbursed by insurance proceeds, subject to Section 28.4;

1.28.2	bad debts, interest and penalties for late payment or non-payment of amounts that the Landlord is responsible to pay, except to the extent that the Tenant is obligated to make payment of any such amount to the Landlord under this Lease and has not paid same when due;

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1.28.3	costs of the Landlord’s employees;

1.28.4	all fines, suits, claims, demands, costs, charges and expenses for which the Landlord is liable by reason of gross or intentional fault or breach of any obligation hereunder by Landlord or those for whom it is responsible under applicable Laws;

1.28.5	any costs and expenses payable by the Landlord pursuant to this Lease;

1.28.6	any costs and expenses related to the financing or refinancing of the Property, including payments of interest, principal or any other amounts in respect of such financing or refinancing; and

1.28.7	the cost of any work which is paid for by a Person other than the Landlord under a warranty obligation owed to the Landlord.

1.29 “Laws” means all laws, statutes, codes, rules, regulations, by-laws, orders, rulings, decrees, directives, decisions, and ordinances of any governmental or quasi-governmental authority with jurisdiction over the Property and legal force and effect during the Term from time to time, including without limitation those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws.

1.30 “Lease” means this lease and the schedules attached hereto, as amended, supplemented or modified from time to time.

1.31 “Leasehold Improvements” means any and all fixtures, equipment, improvements, installations, alterations and additions from time to time made, erected or installed in or to the Property by or on behalf of the Tenant during the Term, including, without limitation, any stairways, all washroom facilities and hot water tanks, all fixed partitions, light fixtures, plumbing fixtures, all finished floors or wall-to-wall carpeting, all water, gas and sewage facilities, all cabinets, cupboards, shelving, and all other items which cannot be removed without damage to the Property.

1.32 “Lease Year” means each consecutive 12-month period during the Term, the first of which shall commence on the Commencement Date and end on the day immediately preceding the first anniversary of the Commencement Date, and each subsequent Lease Year shall commence on the anniversary of the Commencement Date.

1.33 “Letter of Credit” has the meaning ascribed thereto in Section 32.1.

1.34 “Option to Purchase” has the meaning ascribed thereto in Section 37.1.

1.35 “Outdoor Leased Premises” means the portion of the Property composed of the outdoor area, the whole as shown on the plan attached hereto as Schedule “A”.

1.36 “Permitted Interconnection” has the meaning ascribed thereto in Section 9.2.

1.37 “Permitted Licensee” has the meaning ascribed thereto in Section 9.2.

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1.38 “Permitted Transferee” has the meaning ascribed thereto in Section 26.5.

1.39 “Permitted Use” has the meaning ascribed thereto in Section 9.1.

1.40 “Person” means an individual, partnership, corporation, trust, unincorporated organization, governmental authority, quasi-governmental authority, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

1.41 “Property” means, collectively, the Land and the Building, the whole as shown on the plan attached hereto as Schedule “A”.

1.42 “Purchasing Entity” means an entity jointly controlled by Jordan Aberman and/or William Lande.

1.43 “QST” means all Québec sales tax and similar taxes payable pursuant to the Act respecting the Québec Sales Tax.

1.44 “Real Estate Taxes” means, collectively, all taxes, whether they be special or general, non-residential taxes, surtaxes (including taxes on non-residential properties), property taxes, municipal taxes, school taxes, water taxes, road taxes, taxes on services, rates including local improvement rates, duties and assessments of tax on capital attributable to the Property that may be levied, rated, charged or assessed against the Property and/or all equipment and facilities thereon or therein (except for any equipment, machinery, improvements and facility of the Tenant, including the Leasehold Improvements and the Tenant-Specific Leaseholds, the tax, duty and assessment for which shall be due and payable by the Tenant alone in its entirety), and/or the Land and appurtenant Land on which the Building is situated and/or any property on or in the Building and/or the Land owned or brought thereon, by the Landlord or the Tenant, and any and every of their respective assignees or subtenants and their respective officers, agents, employees, servants, visitors or licensees and/or against the Landlord or the Tenant in respect thereof, whether such taxes, surtaxes, rates, duties or assessments are charged and/or levied by a municipal, urban community, parliamentary, school, or any other body of competent jurisdiction. If the system of real estate taxation is altered or varied and any new tax or levy is imposed on the Property or on the revenues from the Property or on the Landlord in substitution for or in addition to real estate taxes currently imposed on immovables in the municipality in which the Property is situated, then any such new tax or levy will be included within the definition of Real Estate Taxes as contained in this paragraph and the provisions of this paragraph will apply to such new tax or levy mutatis mutandis.

1.45 “Renewal Term” means either one of the two (2) renewal terms for: (i) one (1) further term of five (5) Lease Years in the case of the first renewal term, and (ii) one (1) further term of five (5) Lease Years in the case of the second renewal term, if exercised by the Tenant as provided in Section 6.1, and “Renewal Terms” means all such renewal terms.

1.46 “Rent” means, collectively, the Base Rent and the Additional Rent.

1.47 “Rentable Area” means the total area of the Building available for leasing, which the parties agree, for the purposes of this Lease, is deemed to be 202,000 square feet, notwithstanding any actual measurement. For greater certainty, this figure will be used for the purposes of calculating the Base Rent and the Additional Rent payable by the Tenant pursuant to this Lease.

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1.48 “Rules and Regulations” has the meaning ascribed thereto in Section 21.1

1.49 “Second Appraisal Period” has the meaning ascribed thereto in Section 6.2.5.

1.50 “Tenant Equipment” means all equipment installed and/or housed in the Property by the Tenant, including racks, servers, computers, switch, communications, telecommunications and internet protocol equipment, and all such or other apparatus owned, leased or hired by or on behalf of the Tenant and located in the Property.

1.51 “Tenant-Specific Leaseholds” means any Leasehold Improvements made in or to the Property by or on behalf of the Tenant, that are designed or constructed to meet the specific operational and functional requirements of the Permitted Use which cannot be removed without damage to the Property, namely: (i) Computer Room Air Conditioner (CRAC) systems, (ii) switchgear, (iii) Generators, (iv) computer systems, (v) phone systems, (vi) racking, (vii) transformers, (viii) heating, ventilating and cooling equipment; (ix) HVAC systems, electrical, mechanical, sprinkler and plumbing systems and facilities that are in addition to the Base Building Systems; (x) electrical house service including transformer, (xi) all telephone and other communication wiring and cabling; and (xii) all electrical equipment specific to the Tenant’s operations;

1.52 “Tenant Movables” means all movable items, including but not limited to movable equipment and movable property in the Property relating to the operation of the Tenant’s business.

1.53 “Term” shall mean the Initial Term, and to the extent the Lease is renewed in accordance with Section 6.1, the Renewal Term or Renewal Terms, as the case may be.

1.54 “Third Party Offer” means a bona fide written offer to purchase all or any portion of the Property by a third party with whom the Landlord is dealing at arm’s length on terms and conditions customary for a purchase and sale of a commercial property comparable to the Property;

1.55 “Transfer” means: (i) an assignment, sale, conveyance or other disposition of this Lease or of any interest thereof, whether by operation of law or otherwise; (ii) a sublease of the Property or any part thereof; (iii) any transaction whereby the rights of the Tenant under this Lease are transferred; (iv) any agreement by which any right of use or occupancy of any part of the Property is conferred upon another Person; (v) any encumbrance or hypothec of this Lease or other arrangement by the Tenant under which either this Lease or the Property become security (whether by operation of law or otherwise); (vi) a Change of Control; (vii) the sale of all or substantially all of the Tenant’s assets; (viii) a merger, amalgamation, or other similar corporate reorganization involving the Tenant; and (ix) any transaction whatsoever (including expropriation, receivership proceedings, seizure by legal process and transfer by operation of law) resulting in a direct disposition of this Lease or the Tenant’s interest therein or the Property or any part thereof. For greater certainty, any Change of Control of the Guarantor shall not constitute a Transfer.

1.56 “Transferee” has the meaning ascribed thereto in Section 26.1.

1.57 “Unamortized Costs of Tenant-Specific Leaseholds” means, at any time (the “reference date”), the unamortized portion of the aggregate costs of all Tenant-Specific Leaseholds, such amortization to be calculated according to the straight-line depreciation method from the date the applicable Tenant-Specific Leaseholds have been paid by the Tenant over the useful life of such Tenant-Specific Leaseholds.

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1.58 “Unavoidable Delay” means any cause beyond the control of the party affected thereby which delays or prevents the performance by such party of any obligation under this Lease and is not caused by its default or negligence and is not avoidable by the exercise of reasonable care, including, but without limitation, a strike, lockout or other labour dispute, inability to procure labour, materials or services, power failure, restrictive governmental laws, decrees, ordinances or regulations, riot, insurrection, sabotage, rebellion, war, epidemic, pandemic, health emergency or act of God, but excluding lack of funds or financial inability.

1.59 “Utilities” means electricity, oil, gas, power, sewage disposal, telephone, water, and all other utility services serving the Property.

1.60 “Work” has the meaning ascribed thereto in Section 11.1.

2. CONDITION PRECEDENT – ACQUISITION OF PROPERTY

2.1 This Lease is conditional upon the Landlord or the Purchasing Entity acquiring the Property pursuant to the APS. Notwithstanding anything to the contrary in this Lease, no rights, obligations, covenants or representations or warranties set forth herein shall be effective or binding on the parties hereto unless and until the Closing occurs (including, without limitation, the Tenant’s obligation to pay Rent and the Tenant’s right to register this Lease), except for (a) the Tenant’s obligation to deliver the Letter of Credit pursuant to Section 32.1, (b) the Tenant’s representations and warranties pursuant to Section 20, (c) the Landlord’s representations and warranties pursuant to Section 19, and (d) this Section 2.1. If such acquisition does close on or before May 11, 2025, or such other date as may be agreed in writing by the parties hereto, all rights, obligations, covenants or representations or warranties set forth herein shall become effective and binding on the parties automatically as of and from the Commencement Date (and not retroactively). If such acquisition does not close on or before May 11, 2025, or such other date as may be agreed in writing by the parties hereto, (A) this Lease shall be null and void and of no force or effect, (B) neither party shall have any further rights, liabilities or obligations hereunder nor any recourse one against the other, and (C) the Letter of Credit shall be immediately returned to the Tenant (if such Letter of Credit has been delivered to the Landlord in accordance with Section 32). Notwithstanding the foregoing, if the failure to close the acquisition is due to the breach of the Landlord’s or the Purchasing Entity’s (as applicable) obligations under the APS, the Tenant shall be entitled to liquidated damages in the amount of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00), as the sole and exclusive remedy of the Tenant in such circumstance, to the complete exclusion of any and all other claims, damages, indemnities, remedies, actions, or recourses of any nature whatsoever, whether at law, in equity, or otherwise, that the Tenant may have or could have had against the Landlord and/or the Purchasing Entity in connection with the failure to acquire the Property and the resulting nullity of this Lease. Notwithstanding the foregoing, the Landlord shall employ commercially reasonable efforts to either (i) assign this Lease to the Vendor, or (ii) cause a new lease on substantially similar terms to be entered into between the Tenant and the Vendor. In the event that either of the foregoing options is successfully completed within THIRTY (30) days following May 11, 2025, no liquidated damages shall be payable by the Landlord to the Tenant, and the Tenant shall have no further claim or recourse against the Landlord in connection with the failure to close the acquisition. All conditions to Closing have been (or will be immediately following the execution of this Lease) satisfied or irrevocably waived (other than those conditions to Closing that by their nature can only be satisfied at Closing), the Landlord has delivered (or will deliver immediately following the execution of this Lease) an Acceptance Notice (as defined in the APS) to the Vendor pursuant to the APS (together with a copy to the Tenant) and the Closing is scheduled to occur by no later than May 11, 2025. The Landlord shall not extend such Closing date without the prior written consent of the Tenant. The Landlord shall assign this Lease to the Purchasing Entity on or prior to Closing and the Purchasing Entity shall assume and perform all obligations and covenants of “Landlord” under this Lease as of such assignment date. The Landlord shall not assign the APS at any time other than to the Purchasing Entity.

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3. DEMISE OF THE PROPERTY

3.1 The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, the Property in consideration of the Rent and subject to the terms and conditions hereinafter set forth.

3.2 The Tenant shall have the exclusive right to use all portions of the Property, including all loading docks, the roof of the Building and all the cooling capacity currently on-site, in accordance with the terms and conditions set out in this Lease.

3.3 The Tenant acknowledges that it has examined the Property, conducted its due diligence with respect thereto (including data center design and test fits, telecom viability and costs, zoning, indication of power availability and Capacity from utility supplier and environmental reports), and accepts it in its present state and condition (the Tenant hereby declaring itself entirely satisfied therewith) on an “as is, where is” basis without any representations or warranties from the Landlord, including as to the condition of the Property or the suitability or fitness for purpose of the Property for the Tenant’s Permitted Use, other than as specifically set forth in the Lease.

3.4 The parties hereby acknowledge and agree that this Lease is a completely carefree net, net, net lease to the Landlord. Accordingly, other than the Landlord Operating Expenses, the Landlord is not responsible for any expenses of any nature arising from or relating to the Property or their use or occupancy, or their contents or the business carried on therein, and all costs, expenses, and obligations of every kind and nature whatsoever relating to the Property (other than the Landlord Operating Expenses) whether or not herein referred to and whether or not of a kind now existing or within the contemplation of the parties, shall be paid by the Tenant. Notwithstanding the foregoing or any other provision in this Lease, the Landlord shall be responsible for all Landlord Operating Expenses.

4. TERM OF THE LEASE

4.1 The Landlord leases to the Tenant, and Tenant leases from Landlord, the Property for the Term unless earlier terminated as hereinafter provided.

5. BASE RENT

5.1 The Tenant covenants and agrees to pay to the Landlord in lawful money of Canada the following sums of base rent, plus GST and QST thereon, payable in equal, consecutive and monthly installments, each in advance on the first (1st) day of each month during the Term of this Lease (the “Base Rent”):

Lease Year	Annual Rate per square foot of Rentable Area	Annual Base Rent	Monthly Instalments
1	$12.00	$2,424,000.00	$202,000.00
2	$12.30	$2,484,600.00	$207,050.00
3	$12.61	$2,546,715.00	$212,226.25
4	$12.92	$2,610,382.88	$217,531.91
5	$13.25	$2,675,642.45	$222,970.20
6	$13.58	$2,742,533.51	$228,544.46
7	$13.92	$2,811,096.85	$234,258.07
8	$14.26	$2,881,374.27	$240,114.52
9	$14.62	$2,953,408.62	$246,117.39
10	$14.99	$3,027,243.84	$252,270.32
11	$15.36	$3,102,924.94	$258,577.08
12	$15.75	$3,180,498.06	$265,041.50
13	$16.14	$3,260,010.51	$271,667.54
14	$16.54	$3,341,510.77	$278,459.23
15	$16.96	$3,425,048.54	$285,420.71
16	$17.38	$3,510,674.76	$292,556.23
17	$17.81	$3,598,441.62	$299,870.14
18	$18.26	$3,688,402.67	$307,366.89
19	$18.72	$3,780,612.73	$315,051.06
20	$19.18	$3,875,128.05	$322,927.34

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5.2 At the Commencement Date and upon the expiry of the Term, the Landlord and the Tenant shall pro-rate, adjust and apportion all Rent payable by the Tenant hereunder, to the extent that the Commencement Date and the expiry of the Term do not fall on the first and last day of a calendar month respectively. Notwithstanding the foregoing, the Landlord acknowledges that there shall be no Base Rent payable by the Tenant for the period starting as of the Commencement Date until the end of the calendar month during which such Commencement Date occurs.

5.3 The Tenant shall pay all Rent due under this Lease by Electronic Funds Transfer. However, when requested by the Landlord, the Tenant shall participate in a pre-authorized payment plan whereby the Landlord will be authorized to debit the Tenant’s bank account each month in an amount equal to the Rent payable on a monthly basis. Within ten (10) Business Days following Landlord’s demand, the Tenant shall sign a form of application and authorization to give full force and effect to the foregoing.

6. OPTION TO RENEW

6.1 Provided that the Tenant is not in Default pursuant to this Lease at the relevant time and provided that Tenant has not effected any assignment of this Lease or sublet any part of the Property, the Tenant shall have two (2) successive and consecutive options to renew the Lease for an additional term of five (5) Lease Years in the case of the first Renewal Term, and for an additional term of five (5) Lease Years in the case of the second Renewal Term. Such options shall be exercised by the Tenant upon prior written notice to the Landlord given no later than eighteen (18) months prior to the expiry of the Initial Term or of the first Renewal Term, as the case may be. Each Renewal Term shall commence on the day immediately following the last day of the Initial Term or the first Renewal Term, as the case may be, and shall end at midnight on the last day of the period covered by such Renewal Term, unless sooner terminated in accordance with the provisions of the Lease. All terms and conditions of this Lease shall apply during each Renewal Term for which the option is validly exercised, save and except that:

6.1.1	there shall be no further option to renew or option to extend the Lease after the expiry of the second Renewal Term;

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6.1.2	for each Lease Year of the Renewal Terms, if any, the annual Base Rent shall be an annual sum based on the Fair Market Rent, which shall in no event be less than the annual Base Rent for the preceding Lease Year;

6.1.3	the Tenant shall accept the Property “as is, where is” without any work to be performed by the Landlord; and

6.1.4	there shall be no fixturing periods, free rent periods, rental credit, allowances or Leasehold Improvements to be effected by Landlord or other inducements whatsoever.

6.2 Prior to the commencement of the Renewal Term, the Landlord and the Tenant shall each, in good faith, attempt to agree upon the Fair Market Rent for the Property for the applicable Renewal Term. If the Landlord and the Tenant are unable to agree upon the Fair Market Rent within thirty (30) days prior to the commencement of the applicable Renewal Term, the following procedure shall be used to determine the Fair Market Rent:

6.2.1	The Fair Market Rent shall be determined by two (2) appraisers appointed within ten (10) days following the expiration of the abovementioned thirty (30) day negotiation period, one appointed at its own cost by the Landlord and one appointed at its own cost by the Tenant, each of whom shall be a qualified member of the Ordre des évaluateurs agréés du Québec. Each appraiser so appointed shall be instructed to determine independently the Fair Market Rent within thirty (30) days of their appointment (the “First Appraisal Period”).

6.2.2	If only one (1) appraiser shall have been appointed within the abovementioned 10-day appointment period, or if two (2) appraisers shall have been so appointed but only one (1) such appraiser shall have delivered such Fair Market Rent determination to the Landlord and the Tenant within the First Appraisal Period, then the determination of such appraiser shall be final and binding upon the Landlord and the Tenant.

6.2.3	If two (2) appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above, and if the difference between the amounts so determined shall not exceed fifteen percent (15%) of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined.

6.2.4	If the difference between the amounts so determined shall exceed fifteen percent (15%) of the lesser of such amounts, then the two (2) appraisers shall jointly appoint a third appraiser within five (5) days following the expiry of the First Appraisal Period.

6.2.5	The third appraiser shall determine the Fair Market Rent within thirty (30) days of his/her appointment (the “Second Appraisal Period”). The determination of the Fair Market Rent of the third appraiser shall be final and binding upon the Landlord and the Tenant, provided, however, that if such Fair Market Rent exceeds the higher, or is less than the lower, of the two (2) values determined by the first two (2) appraisals, or if such third determination is not delivered to the Landlord and the Tenant within the Second Appraisal Period, then the Fair Market Rent shall be the amount equal to fifty percent (50%) of the sum of the amounts determined by the first two (2) appraisals. The fees of the third appraiser, if any, shall be borne equally by the Landlord and the Tenant.

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7. PAYMENT OF REAL ESTATE TAXES, INSURANCE COSTS AND BUSINESS TAXES

7.1 In addition to the Base Rent, the Tenant shall pay the Additional Rent payable hereunder which shall be subject to GST and QST (if applicable). Unless indicated otherwise in this Lease, all Additional Rent shall be payable within thirty (30) days of receipt by the Tenant of an invoice, statement or demand therefor from or on behalf of the Landlord.

7.2 During the Term, the Tenant shall pay, in addition to all other amounts payable by the Tenant set out in this Lease:

(i)	the Real Estate Taxes to the relevant tax authorities within thirty (30) days following receipt from the Landlord of a copy of the tax bill, but no later than the due date indicated on the said the invoice from the relevant tax authorities. The Landlord covenants to deliver to the Tenant copies of all tax bills received by the Landlord with respect to the Property within five (5) Business Days following receipt by the Landlord. In the event the Tenant fails to pay any such taxes as a result of the Landlord’s failure to deliver a copy of the applicable tax bill to the Tenant, Landlord shall be liable for all penalties and interest resulting therefrom;

(ii)	the Insurance Costs to the Landlord within thirty (30) days following receipt of an invoice from the Landlord therefor (along with a copy of the invoice from the Landlord’s insurance company); and

(iii)	the Business Taxes directly to the relevant taxing authority forthwith following receipt of the invoice therefrom, as further detailed in Section 13.1.

7.3 The Tenant shall forthwith provide to the Landlord, when and if requested by the Landlord, receipts for payments made by the Tenant in respect of the Business Taxes and the Utilities. The Tenant covenants to indemnify the Landlord against any liability in the form of penalties or fines, including interest thereon, resulting from the Tenant's default of payment of said Business Taxes and Utilities as and when due.

7.4 Notwithstanding any other provision of this Lease, if Real Estate Taxes, Insurance Costs or Business Taxes in respect of the Property shall be increased by reason of any Leasehold Improvements and/or Tenant-Specific Leaseholds made to the Property or the Tenant’s operations therein, the Tenant shall pay the entire amount of such increase to the Landlord or the relevant taxing authority or insurance company (as the case may be).

7.5 The Landlord may, but shall have no obligation, to contest, appeal, object to or litigate the levying or imposition of Real Estate Taxes and/or any valuation imposed with respect thereto and Landlord may settle, compromise, consent to, waive or otherwise determine in its sole discretion all matters and things relating thereto. Any reasonable expenses incurred by the Landlord in attempting to obtain a reduction of Real Estate Taxes shall be charged back to the Tenant as Additional Rent. The Landlord shall proceed to the requisite adjustments based on the outcome of any such contestation.

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7.6 The Tenant may, at any time and from time to time at its own cost and expense and in its own name or, whenever necessary in the name of the Landlord (provided that the Tenant receives the prior written consent of the Landlord which consent shall not be unreasonably withheld or delayed but may be conditioned, acting reasonably) by appropriate proceedings, object to or contest the validity of the Real Estate Taxes. The Tenant shall keep the Landlord informed on an ongoing basis of any such contestation, objection or litigation. Such objection or contestation must be made in good faith by the Tenant. The Tenant shall be required to pay any tax or lien being so contested during the pendency of any such proceedings, unless Tenant provides the Landlord with written confirmation from a court, quasi-judicial body or administrative agency conducting such proceedings that payment of the tax or lien being so contested has been stayed.

7.7 If such proceedings result in the reduction of Real Estate Taxes, the Tenant shall be entitled to all credits, rebates and/or refunds paid or issued by the taxing authority in respect of the Term to the extent such amounts were paid by the Tenant, and the Landlord shall pay forthwith to the Tenant such credits, rebates and/or refunds. The foregoing obligation shall survive the expiration or the termination of this Lease.

8. GST & QST

8.1 In addition to Rent, the Tenant shall pay to the Landlord all taxes imposed on the Tenant and required to be remitted by the Landlord with respect to Rent, whether characterized as GST, QST, any other similar sales and/or services tax, value added tax or otherwise, so that the Landlord will be fully reimbursed by the Tenant with respect to all such taxes. Notwithstanding any other provision of this Lease, the amounts payable by the Tenant pursuant to this Section 8.1 shall be deemed not to be Rent, but the Landlord shall have the same recourses in respect thereof as it has in respect of Rent payable under this Lease.

8.2 The Tenant shall be duly registered for purposes of GST and QST effective at the Commencement Date. The Tenant shall provide the Landlord with its GST and QST registration numbers upon registration.

8.3 The Landlord shall be duly registered for purposes of GST and QST effective at the Commencement Date. The Landlord shall provide the Tenant with its GST and QST registration numbers upon registration.

9. USE OF THE Property

9.1 The Tenant may use, occupy and conduct such operations and business on the Property for the purposes of a data center, data hosting services, data center managed services and ancillary offices, and any other use permitted by applicable Laws (the “Permitted Use”). The Permitted Use includes, but is not limited to, (i) the right for the Tenant to install, operate and maintain all Tenant Equipment required to conduct its business on the Property and access the roof of the Building for the purpose of installing piping, wiring, HVAC units and energy and communications related improvements, (ii) the right to install and/or use existing connections with the communications cable and facilities of the Property so as to allow for the provision of Utilities to the Property, including without limitation, telecommunication and internet services, and (iii) all ancillary services related to the uses described above. Notwithstanding anything contained herein, the Tenant shall not be authorized to exercise any cryptocurrency mining activities on the Property.

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9.2 The Landlord acknowledges that the Tenant’s business to be conducted in the Property may involve the installation of Tenant Equipment owned by the Tenant’s customers or co-locators (the “Permitted Licensees”) in order for the Permitted Licensees to place and maintain telecommunications and internet protocol equipment that may interconnect the Tenant’s facilities or the Permitted Licensees’ facilities (the “Permitted Interconnection”) within the Property. To expedite the Permitted Licensees’ access to the Property for the Permitted Interconnection, the Landlord expressly agrees that the Tenant may, without the Landlord’s further consent, license portions of the Property to Permitted Licensees for the sole purpose of the Permitted Interconnection pursuant to written agreements between Tenant and the Permitted Licensees. The Landlord agrees to also grant the Permitted Licensees access and use of the Property, on a twenty-four (24) hours / seven (7) days a week basis.

9.3 The Landlord acknowledges that the Tenant’s Permitted Use may require the operation of condensers and the use of Generators. The Tenant shall ensure that the operation of condensers and the use of Generators shall at all times comply with applicable Laws, including Environmental Laws. The Tenant shall furthermore ensure that it possesses all permits, authorizations or licences required under applicable Laws for the operation of condensers and the use of Generators and shall forthwith provide a copy of same to the Landlord within five (5) days following a request therefor.

9.4 The Tenant shall obtain and maintain at all times during the Term all necessary permits, certificates and licenses required for its occupancy and carrying on of its business for the Permitted Use (including a certificate of occupancy). The Tenant shall comply with all applicable Laws as well as all police, fire, health and sanitary regulations imposed by any governmental authorities or made by any insurers. The Landlord makes no warranties whatsoever with respect to zoning for the Permitted Use, including permits, certificates and licenses which may be required by the Tenant for its Permitted Use. Each of the Landlord and the Tenant hereby acknowledges that, as of the date hereof, applicable Laws (including zoning Laws applicable to the Property) may not permit the Permitted Use, and that any zoning-related permits, approvals or certificates required for the Permitted Use have not yet been obtained. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that in no event shall (i) the prohibition of the Permitted Use by the applicable Laws and/or (ii) Tenant’s occupancy of the Property prior to obtaining such zoning-related permits and certificates constitute, in and of itself, a breach or default by Tenant or the Landlord of its obligations under this Lease; provided, however, that the Tenant shall indemnify, defend and hold harmless the Landlord from and against any and all claims, proceedings, fines, penalties, costs, liabilities or expenses (including reasonable legal fees and disbursements) arising from a violation by the Tenant of zoning Laws . The Tenant shall, at its sole cost and expense, assume the Landlord’s defense in connection with any such claim or proceeding, using counsel reasonably acceptable to the Landlord.

9.5 The Landlord and the Tenant acknowledge that no warranty whatsoever has been made by the Landlord that the Property may be used for the Permitted Use and the Landlord has no obligation whatsoever to maintain the Property for such purpose, the whole notwithstanding Article 1854(2) of the Civil Code of Québec or any applicable Law to the contrary. Notwithstanding anything to the contrary herein or at law, the Tenant shall remain liable to pay all amounts of Rent under the Lease in the event that the Permitted Use is not authorized under applicable Laws or if the Tenant does not have all required permits, licenses and authorizations under applicable Laws to carry out the Permitted Use.

9.6 The Tenant may cease operating and occupying the Property at any time during the Term, and such in and of itself will not constitute a Default under this Lease, provided however that the Tenant: (i)  will remain obligated to fulfill all of the terms, conditions, covenants and agreements contained in this Lease on the part of the Tenant to be observed or fulfilled (including the payment of all Rent due and payable hereunder); (ii) will, as soon as reasonably possible, notify the Landlord in writing that it intends to cease operating and occupying the Property and the period for which it intends to so do; and (iii) comply, at its sole cost with all requirements imposed by the Tenant’s insurance company and/or the Landlord’s insurance company resulting from the Tenant’s election to cease operating and occupying the Property, including taking out any additional insurance required as a result thereof.

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10. TENANT’s MAINTENANCE AND REPAIR OBLIGATIONS

10.1 Notwithstanding any contrary provision of applicable Laws including, without limitation, Article 1864 of the Civil Code of Quebec, the Tenant shall have the sole and entire management of the Property during the Term and shall therefore, at its sole cost and expense, assume full responsibility for the management, maintenance, operation, cleaning, repair and replacement of the Property, which shall be executed and performed by the Tenant at its sole cost and expense, as would a prudent owner, the whole subject to Section 10.7.

10.2 Accordingly, the Tenant shall, at its sole cost and expense, operate and maintain the Building including all facilities, Leasehold Improvements, the Tenant-Specific Leaseholds and the Tenant Equipment and services, both inside and outside the Building, and ensure that same are at all times in good working good order and condition, as would a careful owner, and shall promptly make all needed repairs to the Building. The Tenant will use the Property with prudence and diligence and will maintain the Property and all improvements thereon in first class condition. Without limiting the generality of the foregoing, it shall:

10.2.1	keep the Property in a clean and sanitary condition, free of debris, refuge and garbage, and clear of snow and ice (including the roof, galleries, platforms, stairways, sidewalks, parking area, driveways and the loading areas of the Property);

10.2.2	protect against any damage (including freezing or bursting) the Building and all of its equipment, including the Base Building Systems, the water, drain and gas pipes, the appliances, and the heating, water and gas ducts and lines, toilets, water closets, sinks, washbasins and their accessories, serving the Property and keep them free of any obstructions which may prevent them from operating freely;

10.2.3	carry out all required landscaping, including keeping the grass well cut and shrubs trimmed and replacing the grass as and when necessary;

10.2.4	carry out all required maintenance (including oiling, cleaning and servicing), repairs and replacements to the Property, in order to ensure it is in good working order and condition (including to the Leasehold Improvements, the Tenant-Specific Leaseholds, the Tenant Equipment, equipment, glass, plate glass, windows, doors, hardware, wiring, conduits, piping, floors and floor coverings, ceilings, partitions, walls, fixtures, lighting, roof, Base Building Systems, water heaters, docks, dock levelers, bumpers and dock sealer sets, garage and other doors including shipping doors, railings, stairways, driveways, parking areas and facilities including but not limited to maintenance, repairs and replacements to all paved asphalt surfaces thereof, line striping and directional signage) as would a prudent owner, as and when necessary or as reasonably required by the Landlord, its hypothecary creditor and/or the Landlord’s insurance company; and

10.2.5	obtain and maintain valid inspection, repair and maintenance service contracts with respect to Property (including with respect to the Base Building Systems), copies of which shall be remitted to the Landlord as of the Commencement Date and thereafter on each anniversary thereof, in order to ensure that the Property remains at all times in good order and condition.

All repairs and replacements described above shall be performed in compliance with Section 11.

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10.3 The Tenant shall be solely responsible for, and shall pay for the costs of all improvements required to the Property in order to pursue its business operations, including, but not limited to, all costs of all maintenance, repair and/or replacement of any nature and kind. The Landlord shall not be obligated or required to pay for or to make any maintenance, repair and/or replacement to said improvements made by the Tenant to the Property during the Term.

10.4 The Tenant shall give the Landlord prompt written notice of any material defects or damages to or in the Property or any part thereof, as well as any actual or suspected water infiltration.

10.5 In the event the Tenant fails to comply with the obligation to maintain, repair and replace imposed hereunder, the Landlord, after giving written notice of five (5) Business Days to the Tenant or such longer period as may be reasonably required in the circumstances, shall have the right to carry out such maintenance, repairs and replacements and any and all costs incurred by the Landlord in so doing, together with a fee equal to ten percent (10%) of such costs, shall be payable by the Tenant to the Landlord as Additional Rent upon demand.

10.6 The Tenant shall protect from damage all the heating, ventilating and air conditioning apparatus, water, gas and drain pipes, water closets, sinks and accessories thereof in and about the Property and keep same free from all obstructions that might prevent their free working and give to the Landlord prompt written notice of any accident to or defects in same or any of their accessories. Any damage resulting from misuse or failure to protect same shall be the sole responsibility of the Tenant.

10.7 If the Landlord comes to the conclusion, acting reasonably, that the Property is experiencing undue deterioration or is not being properly maintained, repaired or replaced in accordance with this Lease (as evidenced by inspection reports), the Landlord shall notify the Tenant in writing describing such issues in reasonable detail. The Tenant shall have a period of ninety (90) days from the date of such notice to rectify the identified issues. If the Tenant fails to rectify the issues within the ninety (90) day period, the Landlord shall have the right to notify the Tenant in writing that it revokes the delegation of authority and responsibility granted to the Tenant by Section 10.1 and takes back management of the Property, and the Tenant shall be responsible for paying all costs incurred by the Landlord in order to bring back the Property to the condition it was required to be maintained in conformity with this Section 10, plus an administration fee of five percent (5%) of such costs, from the date given in the notice. As of the date Landlord takes back management of the Property as indicated in the said notice, the maintenance, repair and replacement and obligations of the Tenant set forth in this Section 10 shall no longer be obligations of Tenant but rather obligations of the Landlord, and all of the costs related thereto shall be charged back to the Tenant as part of operating expenses (plus an administration fee of fifteen percent (15%) of such costs), until (i) the expiry of the Term or (ii) the Landlord determines that the Tenant can take back management of the Property and carry out the obligations set out in Section 10, at the Landlord’s sole discretion.

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11. IMPROVEMENTS AND ALTERATIONS

11.1 Throughout the Term, with respect to all improvements, alterations, constructions, additions, changes or improvements, including, but not limited to, Leasehold Improvements, Tenant-Specific Leaseholds and Tenant Equipment required or requested by the Tenant in or to the Property (collectively, the “Work”):

11.1.1	same shall be carried out at Tenant’s expense (it being understood that Tenant shall be responsible to obtain all necessary permits and approvals from the appropriate public authorities prior to commencing such Work) and may at the Tenant’s request, be carried out by the Landlord or under the latter’s coordination and/or supervision, in which event the Tenant shall pay for the cost thereof as well as an amount equal to ten percent (10%) of such cost on account of Landlord’s coordination, supervision and administration;

11.1.2	same shall be carried out in accordance with the highest standards of quality, and shall be done by reputable contractors. All such Work shall be conditional upon such contractors: (i) performing their work in accordance with such Rules and Regulations as the Landlord may from time to time prescribe, acting reasonably; and (ii) carrying property damage and liability insurance satisfactory to the Landlord and providing proof thereof to the Landlord; (iii) complying with all applicable Laws. In addition, Tenant shall ensure that no contractors, subcontractors, suppliers, architects, engineers, and other persons or entities retained by or through Tenant in connection with any Work performed on or to the Property shall register a legal hypothec (construction hypothec) against the Property pursuant to Articles 2724 et seq. of the Civil Code of Québec;

11.1.3	all architectural, engineering and/or working drawings and “as-built plans” prepared to comply with the Tenant’s requirements shall be assumed by the Tenant, and its sole cost, including the cost of inputting such working drawings in any building computerized design records that may from time to time be maintained as well as the foregoing fees calculated on the cost thereof;

11.1.4	same shall not require the Landlord’s consent, subject however to the following:

11.1.4.1	to the extent such Work would materially affect the structure, the building envelope (including its exterior appearance) or the Base Building Systems of the Building or which would have a material adverse effect on the Building:

(i)	the proposed Work and the plans relating thereto must be approved in writing by a qualified engineer retained by the Tenant and submitted to the Landlord for its review and consent (which consent shall not be unreasonably withheld or delayed);

(ii)	the proposed Work must be carried out by contractors approved in writing by the Landlord, which approval shall not be unreasonably withheld; and

(iii)	the Tenant shall pay an amount equal to One percent (1%) of the cost of such Work on account of Landlord’s coordination, supervision and administration;

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11.1.5	no supervision, administration or coordination fees associated to any Work shall be charged to the Tenant, unless such fees are expressly permitted pursuant to the terms of the Lease, including Section 11.1.1 and Section 11.1.4.1; and

11.1.6	same may include holes in walls and roof of the Building, but Tenant shall be obliged to conform to Section 30.5 at the expiration of the Term or earlier termination of this Lease; and

11.1.7	the Tenant shall comply with all applicable Laws in connection with the performance of any such Work, including those that may apply from time to time as a result of any Work carried out by or on behalf of the Tenant, and the Tenant shall be solely responsible, at its expense, for any measures required to ensure compliance with any applicable Laws, including to the extent such compliance is made necessary as a result of any such Work carried out by or on behalf of the Tenant. The Tenant shall indemnify the Landlord, its directors, officers, employees and agents and save them harmless from all loss, claims, actions, penalties, damages, liability and expenses arising from or out of the foregoing.

11.2 Tenant may install, maintain, repair, operate and replace on the roof of the Building such mechanical, electrical, plumbing, telecommunication, heating, ventilation and air-conditioning equipment and facilities and such other systems as are required by the Tenant in the operation of its business on the Property including but not limited to cooling equipment. For greater certainty, the Tenant shall not require the Landlord’s approval (i) for upgrading the capacity of any and all Base Building Systems (Utilities, electrical, mechanical and plumbing) as well as telecommunications equipment and infrastructure and all other Tenant Equipment required for the Tenant to operate for its Permitted Use as such systems may exist on the Commencement Date and be modified and/or replaced during the Term with any new technology, as it may exist from time to time, (ii) for modifying adding, replacing, removing conduits, and (iii) for accessing the roof and installing any and all Tenant Equipment required for the operation of the Tenant’s business.

11.3 The Tenant shall be permitted to increase the telecommunications service to the Property to the extent required to conduct the Tenant’s business, including, but not limited to, bring additional fiber to the facility, improve the capacity of the fiber entrance to the Property and contract with new fiber operators, or install a wholly new fiber entrance to the Property, all at the Tenant’s sole cost. The Tenant shall ensure that all work is performed in compliance with this Section 11 shall be responsible for repairing any damage caused by such work.

11.4 The Tenant shall take all required actions in order to cause any legal hypothecs registered on title as a result of the Work to be radiated within ten (10) Business Days following notice or knowledge of same and shall indemnify the Landlord in connection with same. Should the Landlord be forced to take any action or measure in order to radiate legal hypothec(s) registered on title in connection with the Work, then it is agreed that the Landlord’s costs, including without limitation, judicial and extrajudicial legal fees shall be borne by the Tenant.

12. TENANT’S UTILITIES

12.1 The Tenant agrees and acknowledges that the Landlord shall not be responsible to arrange for any public or private Utilities of any nature (e.g., electricity, water, heat, gas and telephone) or services of any nature (including waste removal, recycling collection, cleaning, pest control, telephone, landscaping and snow removal) to be delivered to the Property, and it shall be the sole responsibility of the Tenant to contract for all such services to the Property directly with the relevant service providers and to pay for the costs of the same directly to said service providers during the Term.

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12.2 In light of the foregoing, the Tenant shall contract in its own name and directly with the applicable utility service company or appropriate authorities for all Utilities and any other utilities required by the Tenant, from time to time, as the Tenant determines in its sole and absolute discretion is required for its Permitted Use, provided that the Tenant shall have the exclusive use of all such Utilities. The Tenant shall pay for all Utilities and all other utilities and services used on or at the Property, together with any taxes, penalties, deposits, surcharges or the like pertaining to the Tenant’s use of the Property.

12.3 The Landlord acknowledges that the Tenant intends to contract directly with Hydro-Québec to arrange for the supply of 5 megawatts of useable total power load to the Property (the “Capacity”). At the Tenant’s request, the Landlord will reasonably cooperate (but without the obligation to expend any funds) with the Tenant as may be reasonably required for the Tenant to obtain, maintain, or modify the Capacity to the Property, including cooperation in the Tenant’s negotiations with Hydro-Québec.

12.4 Without limiting the generality of the foregoing, the Tenant shall have the right, at the Tenant’s cost and expense, to cause to be done such maintenance, upgrades, repairs and replacements and to do all other acts and things as may be necessary to ensure the continuous availability of any and all Utilities, the whole in compliance with the provisions of this Lease. For greater certainty, the Tenant shall be solely responsible for all costs and expenses relating to the adjustment of the Capacity. Should the Tenant require at any time for the Property an increase in the Capacity, the Tenant shall have the right to take all reasonable measures to obtain such increased Capacity and all costs incurred directly as a result thereof shall be borne by the Tenant.

12.5 Notwithstanding anything to the contrary contained in this Lease or at law: (i) in no event shall the Landlord be liable for (a) any non-availability, interruption, reduction, or discontinuance of any Utilities, services, or systems serving the Property, except if caused by the intentional or gross fault of the Landlord, or (b) the lack of Capacity provided to the Property, and no such non-availability, interruption, reduction, or discontinuance or lack of Capacity shall be deemed a constructive eviction or entitle the Tenant to any abatement of Rent or other compensation or right to terminate the Lease; and (ii) the Tenant shall remain liable to pay all amounts of Rent under the Lease (x) notwithstanding any such non-availability, interruption, reduction, or discontinuance or (y) notwithstanding that the Capacity provided to the Property, at any given time during the Term, is not sufficient for Tenant’s operations in the Property.

13. TENANT’S TAXES

13.1 The Tenant will, during the Term, pay and discharge, without duplication, all Business Taxes whether such Business Taxes are levied and/or charged by a municipal, urban community, parliamentary, school or any other body of competent jurisdiction, and all charges for public utilities used within the Property and Tenant will indemnify the Landlord from the payment of all costs, charges and expenses occasioned by such Business Taxes.

14. TENANT’S INSURANCE

14.1 The Tenant covenants that nothing will be done nor omitted by the Tenant whereby any insurance policy may be cancelled, charged at a higher rate or the Property and/or the Building rendered uninsurable. If anything is done in the Property which increases the insurance premiums with respect to the Property, the Tenant shall pay any such increase in premium. In determining whether increased premiums result from the use of the Property, a schedule issued by the Landlord’s insurer shall be final and binding.

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14.2 The Tenant shall, at its own expense, during the Term, take out and keep in force, in the names of the Tenant, the Landlord, and the hypothecary creditor of the Landlord, when applicable, as their respective interests may appear, the following insurance, which will contain the hypothecary creditor’s standard hypothec clause and will contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord, its agents, employees and those for whom it is in law responsible:

14.2.1	“all risks” insurance upon all property of every description and kind owned by the Tenant or for which the Tenant is legally liable, and which is located in the Property including Leasehold Improvements, Tenant-Specific Leaseholds, Tenant Equipment, Tenant Movables, plate glass, furniture, equipment, as well as inventory in an amount of at least one hundred percent (100%) of the full replacement cost, with coverage against at least the perils of fire and standard extended coverage, including sprinkler leakages (where applicable), flood, earthquake and collapse;

14.2.2	broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of at least one hundred percent (100%) of the full replacement cost of all boilers, pressure vessels, heating and air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant;

14.2.3	business interruption insurance or extra expense insurance in an amount sufficient to reimburse the Tenant for loss of income and continuing expenses attributable to all perils referred to in this Section, including losses resulting from prevention of access to the Property, for a period of not less than twenty-four (24) months;

14.2.4	comprehensive general liability insurance, including personal injury liability, contractual liability, non-owned automobile liability, employers’ liability and owners’ and contractors’ protective insurance coverage with respect to the Property. Such policies shall be (1) written on a comprehensive basis with inclusive limits of not less than ten million dollars ($10,000,000.00) for bodily injury to any one or more Persons, or property damage, and such higher limits as the Landlord, acting reasonably, requires from time to time; and (2) contain a severability of interests clause and a cross-liability clause. Notwithstanding the foregoing, from the date of possession of the Property to expiration of the Term of the Lease, Tenant shall be bound only to take out and maintain, instead of the comprehensive general liability insurance mentioned in this section 14.2.4, standard tenant liability insurance;

14.2.5	Tenant’s “all risks” legal liability insurance for the actual cash value of the Property, including loss of use thereof;

14.2.6	standard owner’s form automobile policy providing third party liability insurance with ten million dollars ($10,000,000.00) inclusive limits, and accident benefits insurance, covering all licensed vehicles owned or operated by or on behalf of the Tenant; and

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14.2.7	any other insurance as the Tenant or the Landlord, acting reasonably, or the Hypothecary Creditor requires from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure.

14.3 Certificates of insurance will be delivered to the Landlord prior to the Commencement Date, as set out in the Commencement Date Notice, and then forthwith upon demand by the Landlord. No review or approval of any insurance certificate by the Landlord diminishes its rights or the Tenant’s obligations in this Lease.

14.4 Such insurance policies shall be contracted with insurers acceptable to the Landlord, acting reasonably, and in conformity with terms satisfactory to the Landlord and pursuant to which the Landlord shall be the first designated insured and loss payee. The Tenant shall obtain from its insurers a waiver for the right of subrogation of said insurers against the Landlord, its agents, employees and those for whom it is in law responsible.

14.5 The Tenant hereby agrees and acknowledges that the placing of such insurance policies shall in no way relieve the Tenant from any obligation assumed under this Lease.

14.6 The Tenant shall obtain from the insurers under such policies, undertakings to notify the Landlord in writing at least thirty (30) days prior to any cancellation, expiration or material change thereof. Should the Tenant fail to contract or maintain the insurance required by the present Lease, should the Tenant materially change the policy (through an endorsement or otherwise) or should the Tenant fail to provide the insurance certificates to the Landlord, the Landlord may, following a five (5) Day prior written notice delivered to the Tenant, contract insurance policies, for the Tenant’s or for its own benefit or for both their benefits, for a period which the Landlord deems appropriate. All premiums paid by the Landlord may be recovered from the Tenant, on demand, as Additional Rent (plus a sum equal to 15% of such cost).

14.7 Notwithstanding anything contained in this Lease to the contrary, the Tenant hereby releases and waives any and all claims against Landlord and those for whom the Landlord is responsible under applicable Laws with respect to occurrences which are, or which are required to be, insured against by the Tenant hereunder.

15. LANDLORD’s INSURANCE

15.1 The Landlord will, throughout the Term, take out and maintain, insurance in respect of the Property, in accordance with prudent insurance practices and as may be required by the hypothecary creditor of the Landlord.

15.2 For greater certainty, the Landlord shall not be obligated to insure the Leasehold Improvements, the Tenant-Specific Leaseholds, the Tenant Equipment or any other property of the Tenant which the Tenant may keep or maintain in the Property or any improvement which the Tenant may make upon the Property.

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16. INSPECTION AND ACCESS

16.1 The Landlord has the following access rights to the Property, provided that the Tenant shall be entitled to have a Tenant escort present for any such access:

16.1.1	Subject to the Landlord providing not less than three (3) Days’ notice to the Tenant (except in the event of an emergency, in which event no prior notice shall be required but commercially reasonable efforts will be used to reach the Tenant’s representative so as to be escorted within the Property), the Tenant will permit the Landlord and its agents or representatives, as well as any invitees, in each case, subject to such Persons executing a confidentiality agreement with the Tenant containing confidentiality obligations at least as restrictive as those set forth in Section 16.1.2, to enter the Property during normal business hours, to examine and/or visit the Property, including to ascertain whether the Tenant is performing its obligations and to take such steps as the Landlord may deem necessary for the safety, improvement or preservation of the Property, at all times escorted by the Tenant. Landlord and its agents or representatives, as well as any invitees, shall use commercially reasonable efforts not to materially disturb or interfere with the Tenant’s use of the Property and operation of its business during such inspections or visits.

16.1.2	Each of the Tenant and Landlord recognizes that during the course of the Term or during any inspection of or visit to the Property, as the case may be, each party may obtain or become aware of Confidential Information of the other party. Each of the Tenant and Landlord acknowledges that the Confidential Information of the other party is the exclusive property of such party and hereby agrees and undertakes: (i) to safeguard all Confidential Information of the other party in its possession, (ii) not to disclose to any Person whatsoever the Confidential Information of the other party during the Term or thereafter, unless required by applicable Laws, and (iii) not to use the Confidential Information of the other party to its own advantage or to the advantage of a third party or in a manner susceptible to be harmful to the interests of party to whom such Confidential Information belongs.

16.1.3	Notwithstanding anything contained in this Lease, either party may disclose Confidential Information to its lenders, investors, legal counsel, accountants, advisors, consultants, or other professional representatives, as well as to prospective buyers, joint venture partners and hypothecary creditors of the Property, provided that (A) such recipients are subject to confidentiality obligations that are no less protective than those set out herein, whether by contract via the Tenant’s non-disclosure agreement referred to above or professional duty, and (B) each party shall remain responsible for a breach by its recipients of such confidentiality obligations.

16.2 Following the Landlord’s inspection, the Tenant shall make any repairs which the Landlord, acting reasonably, deems necessary as a result of such examination, provided that such repairs would fall under the Tenant’s responsibility under this Lease.

17. Compliance with laws

17.1 The Tenant will not do or permit anything to be done in, upon or about the Property, or bring or keep anything therein, which will in any way conflict with any Laws. For clarity, the foregoing obligation shall also apply, without limitation, to the operation of condensers and the use of Generators. The Tenant covenants and agrees that it will indemnify and hold harmless the Landlord, its agents and contractors from and against any penalty imposed for or damage arising from the breach of any such Laws by the Tenant.

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17.2 The Tenant shall, at its sole cost and expense, comply with all applicable Laws, as the same may apply from time to time to the Property, including the Tenant’s use and occupancy thereof, and shall comply with the requirements of all insurance companies having policies of any kind whatsoever in effect covering the Building. In no event shall any flammable materials or explosives (except to the extent required by the Tenant to carry on its business and then only as permitted by Landlord’s and Tenant’s insurers) be taken into or maintained within the Property.

18. ENVIRONMENTAL MATTERS

18.1 The Landlord shall provide evidence to the Tenant, no later than 5 days following the Commencement Date, that all the obligations triggered by the application of Section 31.51 of the Environment Quality Act (CQLR c. Q-2) have been complied with by the Landlord or the Vendor. Furthermore, the Landlord shall deliver to the Tenant, as soon as reasonably possible following the Commencement Date, at Tenant’s sole cost, a reliance letter issued in the name of the Tenant for the Baseline Report or any other environmental report received by the Landlord.

18.2 The Tenant will comply, and will cause those for whom the Tenant is in law responsible (including Permitted Licensees and Permitted Transferees) to comply, with all Environmental Laws applicable to its activities on the Property. The Tenant shall not release, emit or discharge any Contaminants in violation of Environmental Laws into the Property or the building located thereon.

18.3 During the Term, the Landlord shall, at the Landlord's own costs, have the right to enter the Property, from time to time by sending the Tenant a forty-eight (48) hours' prior written notice, or at any time in the case of an emergency, to conduct an environmental audit as, in its sole discretion, it deems necessary for the purpose of satisfying itself as to compliance by the Tenant with Environmental Laws and the Tenant shall, within a reasonable period of time and at its sole cost, take such measures to comply with Environmental Laws which are the responsibility of the Tenant pursuant to this Lease and which the Landlord deems necessary as a result of such environmental audit, acting reasonably and in good faith.

18.4 The parties agree that the Phase I Environmental Site Assessment of the Property dated November 13, 2024 and the Phase II Environmental Site Assessment of the Property dated March 17, 2025, prepared by Le Groupe Gesfor, Poirier, Pinchin (No. 1714974-1 and 1714974-2) (together the “Baseline Report”) shall be indicative and not conclusive evidence of the environmental condition of the Property at the Commencement Date

18.5 The Tenant shall, at least sixty (60) days prior to the expiration of the Lease, or, in the case of earlier termination, within sixty (60) days of such earlier termination, retain the services of an environmental consultant acceptable to the Landlord and Tenant, each acting reasonably, and shall deliver to the Landlord a Phase I environmental site assessment report (and if required pursuant to the conclusions and recommendations of the aforesaid Phase I environmental site assessment report, a Phase II environmental site assessment report), at the Tenant’s sole cost and expense, which report(s) shall assess the environmental condition of the Property at the time of the expiration or the earlier termination of this Lease (the “Exit Assessment Report”). The scope, limit values and specifications to be used with respect to the Exit Assessment Report shall be similar as those used in the Baseline Report, but (i) shall take into consideration the use of the Premises by the Tenant during the Term, including any actual or potential discharges of Contaminants on the Property, and (ii) shall be at least as strict as those applicable for a commercial use as set forth in Environmental Laws. The parties agree to treat the Exit Assessment Report as a conclusive determination of the environmental condition of the Property at the time of such environmental assessment.

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18.6 If the Exit Assessment Report confirms that Contaminants above the then applicable limit values are identified in, on or under the Property as a result of:

18.6.1	the Tenant’s, or those for whom the Tenant is in law responsible (including Permitted Licensees and Permitted Transferees), business, activities or operations on the Property during the Term of the Lease, taking into account the Baseline Report, the Tenant shall promptly, at its own costs, carry out, in compliance with Environmental Laws, the rehabilitation works relating to such presence of Contaminants, so as to render the Property in the same condition as at the Commencement Date. A report detailing the rehabilitation works that have been carried out by the Tenant, including any other corrective measures implemented, must be given to the Landlord.

18.6.2	in part (i) the use or occupancy of the Property by the Tenant and (ii) in part as a result of a situation not resulting from the use or occupancy of the Property by the Tenant, taking into account the Baseline Report, the Landlord and the Tenant shall cooperate to promptly carry out, in compliance with Environmental Laws, the rehabilitation works relating to such contamination, so as to render the Property in the same condition as at the Commencement Date. The Tenant shall not, however, be responsible for any costs relating to any contamination not resulting from its, or those for whom the Tenant is in law responsible (including Permitted Licensees and Permitted Transferees), business, activities or operations on the Property during the Term of the Lease.

18.6.3	a situation not resulting from the Tenant’s, or those for whom the Tenant is in law responsible (including Permitted Licensees and Permitted Transferees), business, activities or operations on the Property during the Term of the Lease, taking into account the Baseline Report, the Landlord shall promptly carry out, in compliance with Environmental Laws, the rehabilitation works relating to such contamination, so as to render the Property in the same condition as at the Commencement Date to the complete exoneration of the Tenant.

18.7 The Tenant shall indemnify and save harmless the Landlord, its directors, employees, officers, shareholders and any other Person for whom it is or they are in law responsible, from and against all Environmental Liabilities incurred resulting from (i) any breach by the Tenant, and/or those for whom the Tenant is in law responsible (including Permitted Licensees and Permitted Transferees), of the covenants of the Tenant set out in this Section 18, and (ii) the presence of Contaminants in, on or under the Property, as well as any migration of same from the Property, as a result of the Tenant’s, or those for whom the Tenant is in law responsible (including Permitted Licensees and Permitted Transferees), business, activities or operations on the Property during the Term of the Lease.

18.8 The Landlord shall indemnify and save harmless the Tenant, its directors, employees, officers, shareholders and any other Person for whom it is or they are in law responsible, from and against all Environmental Liabilities incurred resulting (i) any breach by the Landlord of the covenants of the Landlord set out in this Section 18, (ii) from the presence of Contaminants in, on or under the Property, as well as any migration of same from or to the Property, in each case (a) except as solely resulting from the Tenant’s, or those for whom the Tenant is in law responsible (including Permitted Licensees and Permitted Transferees), business, activities or operations on the Property during the Term of the Lease and/or (b) prior to the Commencement Date, including, without limitation, any presence of Contaminants identified by the Baseline Report, regardless of whether the Landlord is aware of such presence of Contaminants, and/or (iii) the breach of any provision of any Environmental Law not caused by the Tenant. At Tenant’s election, any such indemnification obligations may be satisfied by a dollar-for-dollar reduction in Rent otherwise payable by the Tenant under this Lease without prejudice to any other right or remedy the Tenant may have.

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18.9 The obligations provided in this Section 18 shall survive the expiration or the termination of this Lease.

19. LANDLORD’S REPRESENTATIONS AND COVENANTS

19.1 Without limiting the generality of the foregoing, the Landlord hereby represents and warrants to the Tenant as of the date of execution of this Lease and as at the Commencement Date:

19.1.1	that as of Closing, the Landlord or the Purchasing Entity will be the beneficial owner of the Property, free and clear of any liens, hypothecs, claims or other encumbrances that would adversely affect the Tenant’s use of the Property as contemplated hereby;

19.1.2	that it has all necessary corporate authority, power and capacity to enter into and execute and deliver this Lease and to comply with its obligations hereunder; and

19.1.3	except as set forth in Section 36 and Section 37, that no person other than the Tenant or the Purchasing Entity under the APS (as applicable) has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Landlord of all or a portion of the Property.

19.2 The Landlord hereby covenants in favour of the Tenant:

19.2.1	that, provided that no Event of Default has occurred which is then continuing, the Tenant and its Permitted Licensees and invitees to which it grants access to the Property in accordance with Section 9.2, shall exclusively, quietly and peaceably hold, possess and enjoy the Property and have access to the Property at any time during the Term, twenty-four (24) hours a day, seven (7) days a week, subject to the terms and conditions of this Lease;

19.2.2	that the Landlord shall not have the right to relocate the Tenant during the Term

19.2.3	use commercially reasonable efforts to provide, upon written request by the Tenant, at Tenant’s sole cost, a reliance letter issued in the name of the Tenant for the Baseline Report or any other environmental report received by the Landlord; and

19.2.4	the Landlord shall cause the Purchasing Entity to remain jointly controlled by William Lande and/or Jordan Aberman until the Commencement Date and for (1) year thereafter (it being understood and agreed that the failure of the Purchasing Entity to be remain jointly controlled by William Lande and/or Jordan Aberman throughout such time period shall constitute a material breach of this Lease by the Landlord or the Purchasing Entity, as applicable).

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19.3 The Landlord shall provide written notice to the Tenant five (5) Business Days prior to the date the Landlord anticipates the Closing to occur (the “Commencement Date Notice”).

20. TENANT’S REPRESENTATIONS

20.1 Without limiting the generality of the foregoing, the Tenant hereby represents and warrants to the Landlord as of the date of execution of this Lease and as at the Commencement Date:

20.1.1	that it has all necessary corporate authority, power and capacity to enter into and execute and deliver this Lease and to comply with its obligations hereunder;

20.1.2	that it has the financial capacity to perform its obligations under this Lease, including the payment of Rent and all other amounts payable hereunder, and that entering into this Lease will not result in a breach of any agreement to which the Tenant is a party or by which it is bound; and

20.1.3	the organizational chart and the financial statements of each of the Tenant and the Guarantor provided by the Tenant to the Landlord are true, complete and accurate, it being acknowledged by the Tenant that the Landlord has relied upon such information for the purpose of entering into this Lease.

21. RULES AND REGULATIONS

21.1 The Landlord shall have the right to adopt reasonable rules and regulations from time to time for the safety, care, cleanliness and proper administration of the Property, and for the preservation of good order therein, and the same shall be observed and respected by the Tenant (the “Rules and Regulations”). Such Rules and Regulations shall not contradict any terms, covenants and conditions of this Lease, shall not adversely affect the use of the Property by the Tenant and shall be approved by the Tenant, which approval shall not be withheld unless Tenant reasonably determines that such Rules and Regulations will adversely affect its use of the Property or the conduct of its business. All such Rules and Regulations shall form part of this Lease.

22. SIGNS

22.1 The Tenant shall have the right to install, at its own cost, from time to time during the Term anywhere on the interior or the exterior of the Property or the Building all such signage as complies with applicable Laws, subject to the compliance by the Tenant with the Rules and Regulations and subject to the Landlord’s prior approval, not to be unreasonably withheld, conditioned or delayed.

23. INDEMNIFICATION

23.1 Notwithstanding any provision of applicable Laws to the contrary and except as limited hereunder, the Landlord shall not be liable nor responsible for any injury of any nature whatsoever that may be suffered or sustained by the Tenant or any employee, agent or customer of the Tenant or any person for whom the Tenant is responsible under applicable Laws or any person the Tenant allows or tolerates to use or to have access to the Property, including its Permitted Licensees, Permitted Transferees and invitees, or for any loss of or damage to any property suffered or sustained by the Tenant or any employee, agent or customer of the Tenant or any person for whom the Tenant is responsible under applicable Laws or any person the Tenant allows or tolerates to use or to have access to the Property, including its Permitted Licensees, Permitted Transferees and invitees, or to any other person while such property is on the Property, save and except if same is caused by Landlord’s intentional or gross fault.

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23.2 There shall be no counter-claim, abatement from, reduction of or set-off against the Rent due hereunder for any reason whatsoever. The Tenant shall not be entitled to damages, costs, losses or disbursements from the Landlord on account of fire, lightning, tempest or any similar peril.

23.3 The Landlord shall not be liable for any damage to or loss, theft, or destruction of property, or death of, or injury to, persons at any time being on the Property, howsoever occurring, except if determined by a competent court of law to result from the Landlord’s intentional or gross fault. All property of the Tenant, including Tenant Movables, Tenant Equipment and Tenant-Specific Leaseholds shall be so kept at the risk of the Tenant only and the Tenant or any other person having access to the Property (including the Permitted Licensees, Permitted Transferees and invitees) releases and agrees to indemnify the Landlord and save it harmless from any claims arising out of any damage to the same, including any subrogation claims by the Tenant’s insurers. Without limiting the generality of the foregoing, the Tenant hereby releases the Landlord and those for whom it is in law responsible from all losses, damages and claims of any kind in respect of which the Tenant is required to maintain insurance or its otherwise insured, except to the extent caused by the Landlord’s gross or intentional fault.

23.4 The Tenant will indemnify the Landlord, its directors, officers, employees and agents and save them harmless from all loss, claims, actions, damages, liability and expenses in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising from or out of this Lease, or any occurrence in, on, or at the Property, or the occupancy or use by the Tenant of the Property or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its directors, officers, employees, agents, contractors, invitees, licensees or any persons for whom the Tenant is responsible under applicable Laws or by any person allowed or tolerated to use or to have access to the Property by the Tenant, including its Permitted Licensees, Permitted Transferees and invitees. However, the Tenant is not required to indemnify the Landlord, its directors, officers, employees and/or agents or save them harmless from loss, claims, actions, damages, liability or expenses when they arise directly from the intentional or gross fault of the Landlord. If the Landlord shall, for any reason whatsoever other than the intentional or gross fault of the Landlord, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all reasonable expenses and reasonable legal fees incurred (on a solicitor/client basis) or paid by the Landlord in connection with such litigation. The Tenant shall also pay all expenses and legal fees (on a solicitor/client basis) that may be incurred or paid by the Landlord in enforcing the terms of this Lease.

24. UNAVOIDABLE DELAY

24.1 If and to the extent that either the Landlord or the Tenant is unable to fulfill or is delayed or restricted in the fulfillment of any obligation hereunder by reason of Unavoidable Delay, then either the Landlord or the Tenant, as the case may be, will, so long as such impediment exists, be relieved from the fulfillment of and deemed not to be in Default in the performance of such covenant or obligation and any period for the performance of such obligation shall be extended accordingly and the other party to this Lease will not be entitled to exercise any rights or remedies as a result thereof or to receive compensation for any loss, inconvenience, nuisance or discomfort thereby occasioned, including any resulting interference with the Tenant’s use or quiet enjoyment of the Property.

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24.2 Notwithstanding anything to the contrary in this Lease or at law, an Unavoidable Delay shall not (i) operate to excuse the Tenant from the prompt payment of Rent and any other payments required by this Lease nor entitle the Tenant to withhold or claim any reduction of any amount of Rent whatsoever, (ii) be deemed to be an eviction or disturbance of the Tenant’s enjoyment of the Property and the occurrence thereof shall not render the Landlord liable in damages to the Tenant, and (iii) include any delay, hindrance or prevention caused by the parties’ default or act or omission, any delay, hindrance or prevention avoidable by the exercise of reasonable care by such party or any delay, hindrance or prevention caused by lack of funds of such party.

25. EVENTS OF DEFAULT

25.1 Without prejudice to all of the rights and recourses available to the Landlord, each of the following shall be considered an event of default under the terms of this Lease (each, an “Event of Default” or “Default”):

25.1.1	default in the payment of Rent or any other sum due under this Lease, as and when the same becomes due unless such default is cured within five (5) Days of written notice to the Tenant. Upon the occurrence of three (3) or more instances of late payments by the Tenant, no further notice will be required in order for such default to be considered an Event of Default hereunder;

25.1.2	the Tenant and/or the Guarantor becomes bankrupt or makes or attempts to make a proposal pursuant to the Bankruptcy and Insolvency Act (Canada), the Tenant and/or the Guarantor takes or attempts to take the benefit of any applicable Law in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up, dissolution or liquidation proceedings (other than as part of a bona fide corporate reorganization that is not effected in connection with or as a result of insolvency), or if a receiver is appointed for all of the business, property, affairs or revenues of the Tenant and/or the Guarantor and the receiver is not removed within ten (10) days of his appointment;

25.1.3	the Tenant fails to promptly pay all charges incurred by it or on its behalf for any work (including Work), materials or services supplied or done in respect of the Property and a legal hypothec, prior claim or other encumbrance is registered against the Property or any part of it as a result of such non-payment or late payment, unless within fifteen (15) Days of written notice to the Tenant, (i) the legal hypothec, prior claim or other encumbrance is discharged, or (ii) the Tenant provides evidence of payment of the charges, and the legal hypothec, prior claim or other encumbrance is discharged thereafter; or

25.1.4	except where a shorter cure period is expressly provided elsewhere in this Lease, in the event that the Tenant shall be in default in observing any of its material covenants contained in this Lease and/or performing any of its material obligations contained in this Lease (other than a default in the payment of Rent) and such default shall continue for thirty (30) days following written notice specifying such default to the Tenant by the Landlord, unless such default is incapable of being remedied using commercially reasonable efforts within such period of thirty (30) days, in which case the Tenant shall be entitled to such reasonable extension of time to remedy such default, provided that the Tenant proceeds diligently, continuously and without interruption to cure such default, and such extension shall be for a period determined by the Landlord acting reasonably and within the limits of feasibility;

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25.1.5	the Tenant carries out a Transfer not in compliance with this Lease, unless such default is cured within five (5) Days of written notice to the Tenant;

25.1.6	the Tenant abandons the Property (subject to the Tenant’s right to cease operating and occupying the Property in accordance with Section 9.6).

25.2 The Landlord will have those rights and remedies available to it at law, including the right to claim damages, upon the occurrence of an Event of Default which has not been cured within the applicable cure period. In addition, in such event, at the option of the Landlord, this Lease shall be ipso facto terminated without judicial proceedings and without having to resort to the arbitration process set out in this Lease, and the Landlord, to the extent permitted by Law, may immediately enter and repossess the Property and expel all persons from the Property and may take possession of all property from the Property and store (but not sell) it in a public warehouse or elsewhere at the cost of the Tenant. The Landlord may draw on the Letter of Credit as provided in this Lease, all without service of notice, without legal proceedings and without liability for loss or damage and wholly without prejudice to the rights of the Landlord to recover arrears of Rent or damages for any antecedent default by the Tenant of its obligations or agreements under this Lease or of any term or condition of this Lease, in each case, only to the extent not recovered by the Landlord from proceeds of the Letter of Credit, and wholly without prejudice to the rights of the Landlord to recover from the Tenant any and all other damages sustained by the Landlord, including but not limiting to, loss of Rent suffered by reason of this Lease having been prematurely terminated, it being understood and agreed that the Landlord may not both receive proceeds of the Letter of Credit in the amount of damages sustained by the Landlord and recover additional amounts from the Tenant for the same damages. It is further understood and agreed that at the time of such termination or at any time thereafter the Landlord may rent the Property, without releasing the Tenant from any liability whatsoever, and that the Tenant shall be liable for any reasonable expenses incurred by the Landlord in connection with any such reletting, including, without limitation, reasonable attorneys’ fees and reasonable brokers’ fees.

25.3 Notwithstanding any provision hereof or any custom or applicable Law to the contrary, during the continuance of any Event of Default, the Tenant, at the Landlord’s sole discretion, shall be prohibited and shall immediately cease all selling, retailing, renting or other business operation in or from the Property and the Landlord shall be entitled to exercise any recourse available to prevent the Tenant from doing any of the foregoing, including, without restriction, seizure and injunctive proceedings.

25.4 All arrears of Rent and any amount paid by the Landlord on behalf of the Tenant shall bear interest at the prime rate quoted by the Bank of Canada, in Canadian funds, plus five percent (5%) per annum, compounded monthly until paid in full by the Tenant to the Landlord. Should the Rent be received late, a cumulative total of three (3) times, throughout the Term, then in addition to all the other recourses resulting from such default, the Tenant will be subject to an additional pre-determined service charge of one hundred dollars ($100.00) per occurrence of late payment for the mere delay in the performance of its obligations.

25.5 The Landlord and Tenant agree that the Landlord shall be in default in the event that the Landlord shall be in default in observing any of its material covenants contained in this Lease and/or performing any of its material obligations contained in this Lease and such default shall continue for thirty (30) days following written notice specifying such default to the Landlord by the Tenant, unless such default is incapable of being remedied using commercially reasonable efforts within such period of thirty (30) days, in which case the Landlord shall be entitled to such reasonable extension of time to enable such default to be remedied, the length of which shall be at the Tenant’s discretion or within the limits of feasibility. Upon a default of the Landlord which has not been cured within the applicable cure periods, the Tenant shall have the right to claim direct damages from the Landlord in connection therewith, the amount of which shall be determined by the arbitration process in accordance with Section 38. Notwithstanding anything contained herein or at law, the Tenant shall not have the right to terminate this Lease in the event of a default by the Landlord in observing or performing any of its covenants or obligations under this Lease, except in the case of a material default by the Landlord, and only where such default (i) materially deprives the Tenant of the use and enjoyment of the Premises for the Permitted Use, and (ii) remains uncured following the applicable notice and cure periods. It is expressly agreed that this Lease is intended to be a triple net, carefree lease in favour of the Landlord, and that, save for the limited termination right described above, the Tenant’s sole remedies in respect of any default by the Landlord shall be the recovery of direct damages as set out in this Section 25.5, such damages to be determined in accordance with the arbitration process under Section 38. For the avoidance of doubt, any action or inaction by any third party (including any governmental authority, utility provider, contractor or Person for whom the Landlord is not legally responsible) shall not, in and of itself, constitute a default of the Landlord under this Lease or a breach of the Landlord’s obligations and covenants under this Lease.

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25.6 The obligations provided in this Section 25 shall survive the expiration or the termination of this Lease.

26. SUBLEASE AND ASSIGNMENT

26.1 The Tenant shall not effect a Transfer of this Lease to another Person (the “Transferee”) without the prior written consent of the Landlord, which consent may be withheld or conditioned at its sole and entire discretion. Without limiting the generality of the foregoing, the Landlord will be deemed to have acted reasonably in refusing its consent, where:

26.1.1	the Transferee does not have sufficient business experience to operate the Property for the Permitted Use, or, in the Landlord’s sole opinion, acting reasonably, the financial capacity of the Transferee is not satisfactory or if there is any material reputational risk for the Landlord as a result of such Transferee occupying the Property;

26.1.2	the Transferee is not sufficiently capable of fulfilling all of its financial obligations, including, without limitation, the Tenant’s obligations under this Lease;

26.1.3	the Transferee intends to change the Permitted Use;

26.1.4	at the time of request for consent, the Tenant is in Default of any of its obligations under this Lease;

26.1.5	the request for consent to the proposed Transfer is made prior to the Commencement Date; or

26.1.6	the proposed Transfer would take place during the last eighteen (18) months of the Term;

26.1.7	the Tenant is in Default under the terms of the Lease.

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The consent of the Landlord to any such Transfer shall not constitute a waiver of this Section 26 and shall not be deemed to permit any further Transfer. Furthermore, under no circumstances will the mere occupation of all of part of the Property, or the Landlord’s tolerance thereof, by a proposed Transferee, or the payment of any amount by a proposed Transferee, or Landlord’s acceptance of such payment, constitute a waiver of the Tenant’s obligation to obtain to consent in accordance with this Section 26.

26.2 Within thirty (30) days following receipt of the Tenant’s request for a Transfer and all information required by Section 26.3 hereof, the Landlord shall notify the Tenant in writing either:

26.2.1	that it does not grant its consent to the proposed Transfer and stating the reasons why; or

26.2.2	that it grants its consent to the proposed Transfer.

If the Landlord does not respond within the aforementioned thirty (30) day delay, it shall be deemed to have not consented to the proposed Transfer.

In the event of a Transfer for which the Landlord grants its consent (or is deemed to have granted its consent), provided that the conditions in Section 26.6 are satisfied, the Tenant and the Guarantor shall thereupon be released from all of its obligations and liabilities under this Lease.

26.3 Information and Costs – All requests for Landlord’s consent to a proposed Transfer must be in writing and be received at least thirty (30) days prior to the date such Transfer is proposed to become effective and must specify in detail reasonably satisfactory to Landlord:

26.3.1	the name, address and local telephone number of the proposed Transferee and, if it is a corporation, the names of the directors and majority shareholders;

26.3.2	details of the proposed Transferee’s prior business experience and the specific terms and conditions of the proposed assignment or sublease; and

26.3.3	bank and other credit references, financial statements, articles of incorporation, letters patent and such other information as the Landlord may reasonably require in order to assess the business and financial responsibility and standing of the proposed Transferee.

26.4 No Advertising – The Tenant will not advertise the Property for the purpose of any Transfer without obtaining the prior written approval of the Landlord to the proposed text, such approval not to be unreasonably withheld. In no event will the rental rate or any reference to rent appear in any such advertisement. The Tenant will not place any signs in or upon the Property advertising the availability of the Property (or any part thereof) for Transfer without having obtained the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed.

26.5 Permitted Transfer – Provided that the Tenant is operating its business in the Property in accordance with the terms of this Lease and that it is not in Default thereunder, the Tenant will have the right to sublease all or any portion of the Property and/or to Transfer or assign the Lease to (i) any Person which is an Affiliate of the Tenant (as defined in the Canada Business Corporations Act); or (ii) any joint venture involving the Tenant or any Affiliate of the Tenant (each, a “Permitted Transferee”), without the Landlord’s prior consent, provided the following conditions are met:

26.5.1	a written notice is given to the Landlord within fifteen (15) Business Days of the effective date of assignment or sublease; and

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26.5.2	the Tenant provides the Landlord with all relevant and reasonable documentation and information the Landlord may ask and that is available, demonstrating that the proposed assignee or sublessee complies with the foregoing conditions.

Only with respect to this Section 26.5, the Landlord will not have the right to (i) recapture any portion of the Property; (ii) delay the Tenant’s subleasing efforts; (iii) sublease the Property for the Tenant; or (iv) set any other conditions that may serve to interfere with the Tenant’s rights to mitigate damages, or otherwise unreasonably inhibit the Tenant’s ability to sublease or assign the Lease.

26.6 Conditions of Transfer – All Transfers (whether to a Permitted Transferee or to a Transferee consented to by the Landlord) shall be subject to and conditional upon the Tenant and Transferee (or Permitted Transferee) executing an agreement (based on Landlord’s standard form which shall reflect the contents of this Section) with the Landlord whereby the said parties will agree that, as the case may be:

26.6.1	the Transferee (or Permitted Transferee) shall be bound by all the terms of this Lease and, except in the case of a sublease, that the Transferee (or Permitted Transferee) shall be so bound as if it had originally executed this Lease as tenant;

26.6.2	notwithstanding any such Transfer, in the case of a Permitted Transferee only, the Tenant and the Guarantor shall be solidarily liable with the Transferee, without benefit of division or discussion, for the performance of all Tenant’s obligations under this Lease and shall not be released therefrom until the expiry of the Term, the whole notwithstanding any legislation to the contrary, including, without limitation, Article 1873 of the Civil Code of Québec, and without novation or derogation of any kind, and without the exception of subrogation under the provisions of Article 1531 of the Civil Code of Québec or any similar or succeeding legislation; and

26.6.3	Tenant shall pay to the Landlord, concurrently with the information required hereunder relating to the proposed Transfer, a certified cheque in the amount of two thousand five hundred dollars ($2,500.00), plus applicable GST and QST, on account of the Landlord’s administrative and legal costs to review and/or prepare the Transfer document referred to in Section 26.6; and

26.6.4	except in the case of a Permitted Transferee, Landlord may request additional security (including a guarantor, letter of credit, prepaid rent and/or security deposit) in order to guarantee the fulfillment of the obligations and covenants of the Tenant under the Lease, in which case Tenant must abide by such requests as a condition to the proposed Transfer.

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26.7 Any Change of Control shall be deemed to be a Transfer and subject to all of the provisions of this Section 26. The Tenant shall promptly give notice to the Landlord of any proposed Change of Control.

27. LANDLORD’S ASSIGNMENT

27.1 The Landlord may assign its rights under this Lease to a lending institution as collateral security and in the event that such an assignment is given following notification to the Tenant, it is expressly agreed that this Lease shall not be canceled or modified for any reason whatsoever without the consent in writing of such lending institution, other than in accordance with the terms of this Lease.

27.2 This Lease and all rights of the Tenant hereunder shall be subject and subordinate at all times to any and all mortgages, hypothecs or trust deeds of hypothec, mortgage and pledge affecting the Property which may at any time be executed and any and all extensions and renewals thereof and substitutions therefore. The Tenant agrees to execute any instrument which the Landlord may deem necessary or desirable to evidence the subordination of this Lease to any or all such mortgages, hypothecs or trust deeds of hypothec, mortgage and pledge. Notwithstanding the foregoing, the Landlord agrees that it will not cause any matter to be registered against title to the Property subsequent to the date of execution of this Lease which would interfere with the Permitted Use, or otherwise materially change the Tenant’s obligations or rights hereunder.

27.3 So long as Tenant is not in default (beyond any period given Tenant in the Lease to cure such default) in the payment of Rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, (i) Tenant’s possession of the Property and Tenant’s rights and privileges under the Lease, or any extensions or renewals thereof, or expansions into additional space within the Property which may be effected in accordance with the terms of the Lease, shall not be diminished or interfered with by any financing source of the Landlord in the exercise of any of its rights under any financing, (ii) Tenant’s occupancy of the Property or any such expansion space shall not be disturbed by Landlord in the exercise of any of its rights under any financing during the Term or any such extensions or renewals thereof, and (iii) any financing source will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under any financing.

27.4 The Tenant covenants and agrees that, if by reason of a default on the part of the Landlord as tenant under any underlying emphyteutic lease for the Land or by reason of a default under any mortgage, hypothec or trust deed of hypothec, mortgage and pledge which this Lease is subject or subordinate to, the Landlord’s lease is terminated or if such hypothecary creditor or trustee, depending on the circumstances, should legally take possession of the Property, it will attorn to the landlord under such underlying lease or the acquirer of the Property pursuant to any action taken under any such mortgage, hypothec or trust deed of hypothec, mortgage and pledge, and will recognize such landlord or acquirer, as the Landlord under this Lease.

27.5 The Landlord shall, at any time and from time to time during the Term, have the right sell, transfer, assign, or otherwise dispose of the whole or any part of its interest in the Property (as well as this Lease), so long as it complies with the provisions of Section 36 and Section 37. In connection with and as a condition to any such disposition by Landlord, the Landlord shall cause the acquiring party to agree to be bound by all the terms of this Lease and that the acquiring party shall be so bound as if it had originally executed this lease as Landlord, and shall deliver to Tenant evidence of same, following which the Landlord shall be released from all of its covenants under this Lease.

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27.6 Notwithstanding anything contained in this Lease, the Landlord shall have the obligation to transfer or assign this Lease to the Purchasing Entity on or prior to Closing (without triggering the Right of First Refusal provided under Section 36 or constituting a breach of, or default under, the Option to Purchase set out in Section 37) and the Purchasing Entity shall assume and perform all obligations and covenants of “Landlord” under this Lease as of the assignment date, following which the Landlord shall thereupon be released from all of its covenants, obligations and liabilities under this Lease.

27.7 Notwithstanding any other provision of this Lease, the Landlord shall not sell, assign, transfer or otherwise dispose of all or any portion of the Property in favour of any Person that conducts, or whose Affiliates conduct, any business that is the same as or is otherwise in competition with, the communication services, hosting services or data center managed services business carried on from time to time by the Tenant or by any of its Affiliates anywhere in Canada or United States.

27.8 Within ten (10) Business Days after written request by the Landlord, the Tenant shall deliver to the Landlord a duly executed estoppel certificate substantially in the form attached as SCHEDULE “D”, unless any matter is required to be disclosed as an exception to such estoppel certificate.

28. DESTRUCTION OF THE PROPERTY

28.1 In the event the Property is destroyed or damaged by fire, lightning or tempest, or any of the other perils required to be insured against under the provisions of this Lease, the Tenant shall immediately notify the Landlord in writing thereof and it is hereby expressly agreed that if and whenever during the Term, then and in every such event:

28.1.1	If the damage or destruction is such that the Building is rendered wholly unfit for occupancy and the damage, in the reasonable opinion of the Landlord, notice of which is to be given to the Tenant within thirty (30) days of the occurrence of such damage or destruction:

28.1.1.1	cannot be repaired using commercial reasonable efforts within twelve (12) months from the occurrence of such damage or destruction, then, the Tenant or Landlord may, within five (5) days following receipt of the aforementioned notice by the Landlord, terminate this Lease by giving to the other party in writing of such termination, in which event, this Lease shall terminate as of the date of such destruction or damage and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of such destruction or damage. In the event that the either party does not so terminate this Lease, the Landlord shall, at its sole cost and expense, repair the Property with all reasonable diligence and the Rent shall abate from the date of the occurrence of the damage until the Property is returned to the state it was delivered to the Tenant in on the Commencement Date; or

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28.1.1.2	can be repaired using commercially reasonable efforts within twelve (12) months of the occurrence of such damage or destruction, the Rent shall abate from the date of the occurrence of such damage until the Property is returned to the state it was delivered to the Tenant in on the Commencement Date and the Landlord shall, at its sole cost and expense, repair the damage with all reasonable diligence.

28.1.2	If the damage or destruction is such that the Building is rendered partially unfit for occupancy and the damage, in the reasonable opinion of the Landlord, notice of which is to be given to the Tenant within thirty (30) days of the occurrence of such damage or destruction:

28.1.2.1	cannot be repaired using commercial reasonable efforts within twelve (12) months from the occurrence of such damage or destruction, then, the Tenant or Landlord may, within five (5) days following receipt of the aforementioned notice by the Landlord, terminate this Lease by giving to the other party in writing of such termination, in which event, this Lease shall terminate as of the date of such destruction or damage and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of such destruction or damage. In the event that the either party does not so terminate this Lease, the Landlord shall, at its sole cost and expense, repair the Property with all reasonable diligence and the Rent shall abate from the date of the occurrence of the damage until the Property is returned to the state it was delivered to the Tenant in on the Commencement Date; or

28.1.2.2	can be repaired using commercially reasonable efforts within twelve (12) months of the occurrence of such damage or destruction, the Rent shall abate from the date of the occurrence of such damage until the Property is returned to the state it was delivered to the Tenant in on the Commencement Date and the Landlord shall, at its sole cost and expense, repair the damage with all reasonable diligence.

28.2 Tenant shall be solely responsible, at its cost, to carry out all work required to fixture the Building for the purposes of operating its business therein. For greater certainty, the Landlord shall have no obligation to restore any Leasehold Improvements, Tenant-Specific Leaseholds, Tenant Equipment, trade fixtures, furnishings, equipment, or other items installed by or on behalf of the Tenant.

28.3 Nothing in this Section shall require the Landlord: (i) to rebuild the Building in the shape or condition which existed before any such damage or destruction so long as the Building as rebuilt will have reasonably similar facilities to those in the Building that existed prior to such damage or destruction, having regard, however, to the age of the Building at such time;(ii) to undertake any repairs having a cost in excess of the insurance proceeds actually received by the Landlord with respect to such damage or destruction.

28.4 Notwithstanding any other provision of this Lease, if any damage to or destruction of the Building is caused directly or indirectly by the gross negligence or willful misconduct or Event of Default of the Tenant (either caused by the Tenant or its employees, agents, invitees, contractors, or anyone for whom the Tenant is legally responsible (including Permitted Licensees and Permitted Transferees)), then: (i) the Tenant shall not be entitled to any abatement of Rent or to any rights of termination that would otherwise apply in the case of damage and destruction; (ii) the Tenant shall be solely responsible, at its sole cost and expense, for the repair, restoration, and replacement of any affected portions of the Building, to the satisfaction of the Landlord and in accordance with applicable Laws and the terms of this Lease; and (iii) in the event that the Tenant is in default of its obligations to repair the Landlord shall have the right to carry out such repair or restoration work itself and recover all related costs from the Tenant, as Additional Rent. The foregoing shall be without prejudice to any other rights or remedies the Landlord may have under this Lease or at law, including the right to claim damages. All obligations of the Tenant under this Section shall survive the expiration or earlier termination of this Lease.

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29. EXPROPRIATION

29.1 If there is an expropriation of all or part of the Property under any applicable Law, and, as a result thereof, the Tenant is unable to conduct its business operations in the Property in a manner reasonably comparable to that conducted before such expropriation, then the Tenant may terminate this Lease by delivering to the Landlord a written notice thereof within thirty (30) days following the expropriation, in which case the Rent shall be abated during the unexpired portion of the Term, effective on the date of such expropriation. The Landlord and the Tenant will co-operate with each other if there is an expropriation of all or part of the Property, so that each may receive the maximum award that it is entitled to under applicable Laws. In the event that the Property, or any portion thereof is expropriated, the Tenant and the Landlord shall preserve each of their respective claims against the expropriating entities.

30. EXPIRATION OF LEASE

30.1 The Tenant shall, at the expiration of the Term or earlier termination of this Lease, peaceably surrender and yield the Property to the Landlord, without demand, in a good state of repair and maintenance as required pursuant to Section 10 and in a clean and broom-swept condition, with all Leasehold Improvements, improvements and alterations (excluding the Tenant-Specific Leaseholds and Tenant Equipment) which at any time during the Term were made, in good repair and condition, without compensation (free and clear of all leases, liens, hypothecs, mortgages, charges, security interests and encumbrances). The Landlord may require that the whole or any part of any Leasehold Improvements, improvements and alterations (excluding the Tenant-Specific Leaseholds and Tenant Equipment), which were not pre-approved by the Landlord, shall be removed from the Property in which case same shall be at the cost of the Tenant and the Tenant shall repair any damage caused by such removal, failing which the Landlord may proceed with such removal and charge back the Tenant for all costs incurred in connection therewith plus a ten percent (10%) administration fee.

30.2 Provided the Tenant is not in Default: (i) any and all Tenant-Specific Leaseholds, Tenant Movables and Tenant Equipment are and shall remain Tenant’s property, and the Landlord has and shall have no rights or interest therein, whether or not any applicable Law or any contract deems them to be immovable or forming part of the Property; (ii) accordingly, the Landlord hereby renounces to the benefit of its right of accession with respect to any and all Tenant-Specific Leaseholds; and (iii) the Landlord expressly waives its right to acquire the ownership of the Tenant-Specific Leaseholds at the expiration of the Term or earlier termination of this Lease pursuant to paragraph 1 of Article 1116 of the Civil Code of Québec, subject to Section 30.3. The Tenant shall have the right to sell, transfer, assign or otherwise dispose at any time of the benefit of said renunciation to the right of accession to any Transferee concurrently to any Transfer permitted pursuant to Section 26.

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30.3 So long as the Tenant is not in Default, Tenant shall have the right to remove from the Property at any time and from time to time during the Term or at the expiry or earlier termination thereof (and Landlord shall allow the removal of), any or all Tenant Movables, Tenant Equipment and Tenant-Specific Leaseholds, free and clear from any claims, hypothecs, prior claims or other encumbrances, provided that the Property shall be left in a safe condition and as required pursuant to Section 30.5 (mutatis mutandis) and Tenant shall repair at its cost all damages to the Property caused by the removal of any Tenant Movables, Tenant Equipment and Tenant-Specific Leaseholds. Notwithstanding the foregoing, if requested in writing by the Landlord, the Tenant shall be obligated to remove any or all of the foregoing, and such removal and repair of damage shall be completed at the Tenant’s sole cost and no later than the expiry or earlier termination of the Term. If the Tenant does not remove the same prior to the expiry or earlier termination of this Lease, the Tenant Movables, Tenant Equipment and Tenant-Specific Leaseholds not removed from the Property will, at the Landlord’s option, automatically become the property of the Landlord without compensation, notwithstanding Section 30.2, or be required to be removed at the cost of the Tenant plus a ten percent (10%) administration fee and without any liability of the Landlord as a result of such removal.

30.4 If the Tenant is prevented by the Landlord from removing all or a portion of the Tenant-Specific Leaseholds from the Property for any reason whatsoever other than an Event of Default of the Tenant (in which event this Section 30.4 shall not apply), the Tenant shall deliver written notice to the Landlord identifying the Tenant-Specific Leaseholds it has been prevented from removing. If, within five (5) Business Days following receipt of such notice, the Landlord fails to permit the Tenant to proceed with such removal, the Landlord shall immediately pay to the Tenant the then Unamortized Costs of Tenant-Specific Leaseholds relating to those Tenant-Specific Leaseholds not removed from the Property, as compensation for the loss of use of such Tenant-Specific Leaseholds, without limiting any other remedies granted to the Tenant by Law or under this Lease.

30.5 The Tenant shall, at the expiration of the Term or earlier termination of this Lease, at its sole cost and expense:

30.5.1	close all material openings in the Property due to the removal of the Tenant Movables, Tenant Equipment and Tenant-Specific Leaseholds;

30.5.2	return the floor in the Property to a smooth and level condition; and

30.5.3	restore any damage to the structure and the Base Building Systems of the Property due to the removal of the Tenant Movables, Tenant Equipment and Tenant-Specific Leaseholds, it being understood and agreed that any Work affecting the structure, the building envelope (including its exterior appearance) or the Base Building Systems carried out in accordance with Section 11.1.4.1 shall not constitute damage to the structure and the Base Building Systems.

30.6 The obligations set forth in this Section shall survive the expiration or the termination of this Lease.

30.7 The rights and obligations of the Landlord and the Tenant in respect of obligations which arose or existed prior to or at the expiry of the Term or other termination of this Lease shall survive such expiry or other termination. In particular and without limitation, the expiry or other termination of this Lease shall not prejudice in any manner the Landlord’s rights in respect of arrears of Rent, the right of each party to recover damages in respect of a default by the other occurring prior to or at the expiry or other termination of the Term of this Lease or the right to indemnification of the Landlord, its directors, officers and employees (while in the ordinary course of their employment) and agents of the Landlord, in respect of occurrences prior to or at the expiry or other termination of the Term of this Lease.

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31. OVERHOLDING

31.1 Unless the Lease is renewed in accordance with Section 6, this Lease shall terminate ipso facto without notice or demand on the date of the expiration of the Term of this Lease and any continued occupation of the Property shall not have the effect of extending the Term or of renewing the present Lease for any period of time, the whole notwithstanding any provisions of applicable Laws to the contrary and the Tenant shall be presumed to occupy the Property against the will of the Landlord who shall thereupon be entitled to make use of any and all remedies provided by applicable Laws for the expulsion of the Tenant and for damages.

31.2 If the Tenant remains in possession of the Property after the end of the Term, or any Renewal Term, as the case may be, notwithstanding Article 1879 of the Civil Code of Quebec or any other applicable Laws to the contrary, there shall be no tacit renewal of this Lease and the term hereby granted, and the Tenant shall be deemed to be occupying the Property as a Tenant from month-to-month at a monthly rent payable in advance on the first (1st) day of each month equal to two hundred percent (200%) of the Additional Rent and the Base Rent payable during the last month of the applicable Term and otherwise upon the same terms and conditions as are set forth in this Lease, except as to duration of the Term, mutatis mutandis.

32. Letter of credit

32.1 The Tenant shall, by no later than two (2) days prior to the Commencement Date, as set out in the Commencement Date Notice, obtain, and deliver evidence of same to the Landlord, an irrevocable letter of credit (the “Letter of Credit”), in the form provided at SCHEDULE “C”, issued by a Canadian chartered bank or other Canadian financial institution of good financial standing acceptable to the Landlord, in the amount of three million dollars ($3,000,000.00), in order to guarantee the payment and performance by the Tenant of all of its obligations under this Lease. The Tenant shall deliver the Letter of Credit to the Landlord on the Commencement Date. The Letter of Credit must initially come into force on the Commencement Date and be automatically renewed annually. The Letter of Credit must be and remain in force as of the Commencement Date all the way through the whole Term, including any Renewal Term, and at least thirty (30) days following the expiry of the Term. Failure by the Tenant to deliver, maintain or renew the Letter of Credit in accordance with the terms of this Section 32.1 shall constitute an immediate Default under this Lease. Provided the Tenant is not and has not been in Default, the Letter of Credit shall be reduced to (i) two million dollars ($2,000,000.00) at the sixtieth (60th) month of the Term, and (ii) one million dollars ($1,000,000.00) at the one hundred and twentieth (120th) month of the Term. The Letter of Credit shall include an express undertaking by the issuing bank or financial institution to notify the Landlord in writing, with a minimum of thirty (30) days’ prior notice, of (i) any reason why it may not renew or extend the Letter of Credit, or (ii) any actual or anticipated circumstance, event, or development that could adversely affect the enforceability, availability, or validity of the Letter of Credit or any of the Landlord’s rights thereunder. Any failure by the issuing institution to provide such notice shall not limit or prejudice the Landlord’s rights or remedies hereunder.

32.2 Upon the occurrence of any Event of Default which has not been cured within the applicable cure periods, the Landlord shall have the right to immediately, without notice to the Tenant or any other formality, draw on the Letter of Credit so much thereof as the Landlord, in its sole discretion, reasonably considers necessary to compensate it for any loss or damage suffered by the Landlord arising out of or in connection with such Default.

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32.3 Following the expiration of the Term or earlier termination of this Lease, the Landlord shall (i) examine the Property for damages and estimate the cost of repair, removal and restoration or remediation thereof, and (ii) make a final account of all charges due under this Lease. The Landlord shall have the right to immediately draw so much on the Letter of Credit as is equal to all or any portion of such estimated cost or damage. If the Tenant is not otherwise in Default of any of its obligations under this Lease, the Letter of Credit (as annotated) shall be returned to the Tenant.

32.4 If the Landlord draws upon the Letter of Credit in accordance with this Section, the Tenant shall, within five (5) business days following such draw, deliver to the Landlord an amendment to the existing Letter of Credit or a replacement Letter of Credit, in a form and amount satisfactory to the Landlord, so that the total amount available under the Letter of Credit is restored to the amount required under this Section 32.

32.5 In the event of a sale, transfer or assignment of this Lease or the Property by the Landlord, the Landlord may transfer such Letter of Credit or so much thereof as shall then remain, to the purchaser, transferee or assignee and thereupon the Landlord shall be released and discharged from any further liability in connection with such Letter of Credit.

33. NOTICES

33.1 All notices, demands, requests, applications, approvals or other communications required or permitted to be given pursuant to this Lease shall be in writing and shall be delivered in person, transmitted by electronic mail communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Landlord, to:

200-1170 place du Frère-André
Montréal, Québec
H3B 3C6
Attention:	William Lande, President
Email:	wlande1999@gmail.com

With a copy to:

REID Legal Inc.
800 Square-Victoria, Suite 2624
Montreal, Quebec
H3C 0B4
Attention:	Sara Reid
Email:	sara@reidlegal.ca

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(ii)	in the case of the Tenant, to:

7300 Trans-Canada Highway
Pointe-Claire, Quebec
H9R 1C7
Attention:	Simon HAMELIN-CHOQUETTE
Email:	shchoquette@enovumdc.com

or to such other address in Canada as either party may, from time to time, designate in writing to the other party. Any notice shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third (3rd) Business Day following the date of mailing, provided, however, that if at the time of mailing or within three (3) Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

34. BROKERAGE COMMISSION

34.1 Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, agent or other person other than David Garcia-Cervantes of CBRE Canada (the “Broker”) in connection with this Lease. The Landlord shall pay to the Broker a maximum of $500,000.00 plus applicable taxes in brokerage commission fees, to the exoneration of the Tenant, pursuant to a separate commission agreement. Any brokerage commission, fee or other amount payable to the Broker in excess of such amount shall be assumed and paid by the Tenant, to the entire exoneration of the Landlord.

35. INTERVENTION

35.1 The Guarantor, being the parent corporation of the Tenant, hereby unconditionally and irrevocably solidarily guarantees to and covenants with the Landlord that the Tenant shall duly perform and observe each and every term and conditions of the Lease on the part of the Tenant, including, without limitation, the payment when due of any Rent, as well as with respect to the consequences resulting from the failure of the Tenant to satisfy the obligations, including, without restriction, all damages, interest or penalties which may be claimed as a result of any default, whether in accordance with the terms of the Lease or otherwise (collectively referred to as the “Obligations”).

35.2 The Guarantor covenants having taken cognizance of the Lease, declares itself to be entirely satisfied with its content and agrees and covenants to be solidarily bound with the Tenant in favour of the Landlord with respect to the full and proper execution of all of the obligations that the Tenant has agreed to execute, respect or observe under the Lease, including the Obligations. In the enforcement of its rights hereunder the Landlord may proceed against the Guarantor as if it was the Tenant under the Lease. The Guarantor hereby renounces and waives the benefits of division and discussion with the Tenant.

35.3 The Guarantor hereby agrees that the Landlord may conclude any agreement or understanding with the Tenant or any other person with respect to the Obligations, including, without restrictions, additional delays to execute an Obligation or the modification of any guarantee relating to the Obligations, extensions of time to fulfill any of the Obligations, or the release of the Tenant or any other person to fulfill all or any part of any Obligations. The Guarantor agrees that none of the preceding will affect or diminish the Guarantor’s Obligations hereunder. Furthermore, the Guarantor hereby covenants and agrees that it shall not be released of its Obligations following a Permitted Transfer by the Tenant, and hereby covenants and agrees to be solidarily bound with such Permitted Transferee, renouncing to the benefits of division and discussion with such Permitted Transferee and the Tenant (whether in accordance with the terms of the Lease or otherwise).

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35.4 The Guarantor agrees that the present guarantee shall in no way terminate in the event of the insolvency or bankruptcy of the Tenant, or the repudiation of the Lease by the Tenant or a trustee under any provisions of any bankruptcy or insolvency laws, or the taking of possession of the Property by a trustee or receiver of the Tenant or of its assets or by the Landlord or any third party. The Guarantor agrees that the present guarantee shall apply with respect to damages suffered by the Landlord, and any measures taken by the Landlord to mitigate damages upon the occurrence of an Event of Default shall in no way terminate this guarantee or prejudice any claim by the Landlord under this guarantee.

35.5 Nothing may relieve or satisfy the Obligations of the Guarantor so long as all of the Obligations and all of the consequences of the failure to satisfy them have not been entirely fulfilled. Without restriction, the responsibility of the Guarantor cannot be affected or diminished by the bankruptcy, insolvency or liquidation of the Tenant nor by denial of responsibility, disclaimer, repudiation by proposal, or any other measure taken by a sequestrator, liquidator, arbitrator or other officer appointed by a court or other competent body pursuant to a law then in force with respect to bankruptcy, insolvency or liquidation nor by the omission or the delay of the Landlord to institute proceedings or to avail itself of a remedy following a default by the Tenant or the Guarantor, nor finally by any other act, omission or occurrence which would otherwise diminish, affect or release any security or guarantee.

35.6 This guarantee is irrevocably agreed to by the Guarantor and shall continue to remain in force so long as the Obligations or unfulfilled consequences resulting therefrom exist or may exist.

35.7 The Guarantor hereby irrevocably waives its right to terminate this guarantee pursuant to Articles 1881, 2353, 2355, 2362, 2363, 2365, and 2366 of the Civil Code of Quebec.

35.8 The Obligations of the Guarantor shall in no way be lessened or affected by the unenforceability of any other security or guarantee, because the formalities to perfect or complete such surety or guarantee have not been fulfilled, it being further understood and agreed by the Guarantor that this guarantee is hereby granted, irrespective of whether or not other guarantees or surety are obtained by the Landlord.

35.9 The Guarantor shall not be entitled to claim any sum of money or exercise any recourse against the Tenant (either before or after payment by the Guarantor) until all the obligations of the Tenant are duly fulfilled to the satisfaction of the Landlord, and even if any extension of delay is granted to the Tenant, without the consent of the Guarantor.

35.10 This guarantee binds the successors, legal representatives and assigns of the Guarantor. This guarantee will remain in full force and effect notwithstanding any change of name, transfer, assignment, amalgamation, merger or change of status of the Landlord, the Tenant and/or the Guarantor, and notwithstanding any juridical acts or facts as a result of which the entity which is the creditor of any of the Obligations is or becomes someone other than the Landlord and/or the Landlord is replaced by any other entity as a party to the Lease and/or any party other than the Tenant becomes the debtor of any of the Obligations. Moreover, if the Landlord is replaced by any other entity as a party to the Lease, this guarantee will remain in full force and effect even as regards Obligations arising after such replacement.

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35.11 The Guarantor agrees that its obligations shall be indivisible within the meaning of Article 1520 of the Civil Code of Québec.

35.12 The Guarantor confirms that this guarantee shall continue to apply with respect to any Renewal Term.

36. RIGHT OF FIRST REFUSAL

36.1 Except as permitted pursuant to Section 27,

36.1.1	the Landlord shall not sell, transfer or otherwise dispose of all or any portion of the Property other than in strict compliance with the provisions of this Section 36 and Section 37;

36.1.2	the Landlord shall not effect, and shall cause the Purchasing Entity not to effect any change in its director or indirect ownership of (whether by way of transfer or issue by sale, subscription, assignment, bequest, inheritance, amalgamation, operation of law or other disposition, of all or part of the shares or units of the Landlord, the Purchasing Entity or any other their parent entities), in each case, as a means to circumvent the Tenant’s Right of First Refusal; and

36.1.3	the Tenant shall have, during the Term (including any Renewal Term), the sole and exclusive right of first refusal set out below to purchase the Property (the “Right of First Refusal”).

36.2 If the Landlord receives a Third Party Offer for all or any portion of the Property which the Landlord wishes to accept, the Landlord must send a written notice to the Tenant within five (5) days of the Landlord’s receipt of the Third Party Offer, which notice shall offer to sell to the Tenant the Property subject to the Third Party Offer for the price and upon the terms and conditions set forth in the Third Party Offer (subject to the provisions of this Section), along with a copy of the Third Party Offer.

36.3 The Tenant shall have the right, by written notice to the Landlord within thirty (30) days from the date of receipt of a copy of the Third Party Offer, to:

36.3.1	deliver to the Landlord a notice that it elects to acquire the Property on the terms set forth in the Third Party Offer (the “Notice of Acceptance”), it being expressly agreed that, upon delivery of the Notice of Acceptance, a firm and binding agreement of purchase and sale shall be deemed to have been formed between the Landlord and the Tenant, on substantially similar terms and conditions as those set forth in the Third Party Offer. The parties shall execute a notarial deed of sale before the Tenant’s notary or legal counsel, as well as all other closing documents required to give effect to the sale, in accordance with the terms and conditions set forth in the Third Party Offer. The Tenant shall be irrevocably bound to complete the transaction as stipulated in the Third Party Offer and subject to the conditions set out therein; or

36.3.2	deliver to the Landlord a notice that it elects to not acquire the Property on the terms set forth in the Third Party Offer, in which case the Landlord shall have the right to sell the Property to the issuer of the Third Party Offer (or to any of its Affiliates or nominee) for the price and upon the terms and conditions set forth in the Third Party Offer within one hundred and eighty (180) days of receipt of a written notice that the Tenant has declined the Third Party Offer, provided that such sale shall be for a price and on terms and conditions that are not materially more favourable to the purchaser than those set forth in the Third Party Offer. For the purposes hereof, variations of the Third Party Offer shall not be considered materially more favourable if they include a purchase price adjustment of up to ten percent (10%) (increase or decrease). If the Landlord does not complete such sale within such one hundred and eighty (180) day period, then the provisions of this Section 36 shall again apply to any subsequent proposed sale, transfer or disposition of all or any portion of the Property.

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36.4 If the Tenant fails to deliver a Notice of Acceptance within the said thirty (30) day delay, it shall be deemed to have elected to decline the Third Party Offer and paragraph 36.3.2 shall apply mutatis mutandis.

36.5 Nothing in this Section shall restrict the Landlord from marketing the Property, submitting the Property to a formal or informal bid or tender process, or otherwise soliciting or receiving offers from third parties for the sale of the Property, provided that the Landlord shall first notify the Tenant in writing of such intentions. For greater certainty, the initiation or conduct of any such process, and the receipt of expressions of interest, letters of intent, or non-binding proposals, shall not in and of itself constitute a Third Party Offer for the purposes of this Section, and shall not give rise to any rights of first refusal on the part of the Tenant unless and until the Landlord receives a Third Party Offer which the Landlord wishes to accept.

36.6 Notwithstanding anything contained herein, the Landlord shall have the right to execute the Third Party Offer prior to transmitting a copy thereof to the Tenant (as required pursuant to Section 36.2), provided that such Third Party Offer is expressly made conditional upon the Tenant’s election (or deemed election) to decline the Third Party Offer in accordance with the terms set out in this Lease.

37. OPTION TO PURCHASE

37.1 Other than the assignment from the Landlord to the Purchasing Entity as contemplated by Section 27.6, the Tenant shall have the sole and exclusive option, but not the obligation, to purchase the Property at any time from the Commencement Date of this Lease until December 31, 2025, for a purchase price of twenty-four million two hundred forty thousand dollars ($24,240,000.00) (the “Option to Purchase”), exclusive of GST and QST, subject to the terms and conditions set forth herein.

37.2 To exercise the Option to Purchase, the Tenant shall deliver a written notice (the “Purchase Notice”) to the Landlord on or before the expiration of the Option to Purchase, specifying its election to purchase the Property in accordance with this Section. Within five (5) days following transmission of the Purchase Notice, the parties shall execute a purchase and sale agreement reflecting the terms and conditions set out in SCHEDULE “B”. The Tenant and the Landlord hereby agree to sign all closing documents to give effect to the sale.

37.3 Notwithstanding the lapse of the Option to Purchase, the Tenant’s rights under this Lease, including its use of the Property, shall remain unaffected.

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38. DISPUTE RESOLUTION (ARBITRATION)

38.1 Except as otherwise expressly provided for herein or in the event of any matter requiring urgent injunctive, interim, or conservatory relief, all disputes, claims, controversies and disagreements, directly or indirectly, arising out of or relating to this Lease (including, without limitation, any issue relating to the formation, existence, validity, enforceability, performance, interpretation or termination of this Lease or the respective rights and obligations of the parties pursuant to this Lease), whether of a contractual or extra-contractual nature, which have not been resolved by the parties within ten (10) days (or such other period agreed to by the parties) following the receipt of a notice of dispute, shall be referred to and finally resolved by arbitration before one (1) arbitrator, to the exclusion of any courts, subject to the procedures set out in this Section 38, the award and determination of which shall be final and binding upon the parties hereto, the whole in accordance with the provisions of the Code of Civil Procedure of the Province of Québec and the Civil Code of Québec. For greater certainty, the arbitrator shall have no authority to award termination of this Lease as a remedy unless such termination is expressly permitted under the terms of this Lease.

38.2 The place of the arbitration shall be Montréal, Québec and the governing law of the arbitration will be the Law applicable in the Province of Québec, including all federal laws applicable therein.

38.3 The arbitration shall be commenced by either of the Landlord or the Tenant delivering a written notice to the other of its intention to so proceed to arbitration, which shall contain a detailed description of the dispute, including the amount involved, the position of the party requesting the arbitration, the remedy sought and the name of one (1) arbitrator designated by the party commencing the arbitration.

38.4 Within twenty (20) days after receipt of a notice of arbitration, the receiving party shall deliver a written notice to the other party containing a detailed response to the claim, the position of the receiving party, the remedy sought and whether it accepts the arbitrator designated by the party commencing the arbitration. At any time after the commencement of the arbitration, but no later than thirty (30) days thereafter, the parties shall appoint the arbitrator by agreement. If the parties are unable to agree upon the arbitrator, the arbitrator shall be appointed by the Superior Court of Québec or the Court of Québec, as may be competent.

38.5 Save as required by applicable Laws, each party undertakes to keep confidential all information regarding the existence of the arbitration, the identity of the arbitrator, all disclosures made during the arbitration, all materials or information created, used or produced for the purpose of the arbitration, all materials and information produced for the purpose of the arbitration as well as all awards and orders made by the arbitrator. This obligation of confidentiality extends to all materials or information created, used or produced during any proceedings related to the arbitration, except to the extent that disclosure may be required by applicable Laws, including, without limitation, any proceedings before the courts for injunctive relief, or proceedings to protect or pursue a legal right or enforce or challenge any award or order made during the arbitration. Disclosure of any materials or information relating to the arbitration to advisors employed or retained by the parties may be made only on a strictly confidential basis. The parties agree to use their best efforts to impose confidentiality on all witnesses, including any expert witnesses, who will participate in the arbitration. The parties will not, however, be liable for any breach of confidentiality by any witness. No award or procedural order made in the arbitration shall be published.

38.6 To the extent that any matter relating to the conduct of the arbitration is not specified herein, such matter shall be determined by the arbitrator.

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39. ADDITIONAL provisions

39.1 Financial Statements. During the Term, within five (5) business days following a written request from the Landlord, each of the Tenant and the Guarantor shall provide an up-to-date organizational chart as well as: (i) up-to-date financial statements along with the most recent audited financial statements prepared in accordance with GAAP by a nationally recognized firm of independent certified public accountants, and (ii) a certificate executed by a senior officer or director attesting to the accuracy and completeness of such statements and confirming that no material adverse change has occurred since the date thereof. All such information shall constitute Confidential Information.

39.2 Lease Registration. The Tenant may register this Lease or any assignment thereof by notice in accordance with the provisions of Article 2999.1 of the Civil Code of Québec, which notice shall not contain any of the financial terms and conditions of this Lease. At the expiration of the Term or earlier termination of this Lease, the Tenant will, at its expense, cancel any such registration, failing which, the Landlord may do so at the Tenant’s expense. For this purpose, the Tenant hereby irrevocably constitutes the Landlord as the Tenant’s attorney to execute and register any cancellation documents that may be required.

39.3 Severability. If any term, covenant or condition of this Lease or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by Law.

39.4 Entire Agreement. There are no covenants, promises, agreements, conditions, representations, inducements, parallel, accessory or concomitant agreements or understandings, either oral or written, between the parties concerning this Lease, the Property or any matter related to any of them, except those set out in this Lease. All representations, promises, guarantees and inducements made by the Landlord or its agents or representatives, if any, and upon which the Tenant and the Guarantor have relied on, are contained in this Lease and each of the Tenant and the Guarantor expressly acknowledges, for now and hereafter, that it has not relied on any other representation, promise, guarantee or incitement which is not contained in this Lease. For greater certainty, this Lease cancels and supersedes any prior offer to lease, letter of intent and any written or oral agreements or discussions between the parties with respect to the leasing of the Property, including the letter of intent dated March 11, 2025 signed by the parties.

39.5 Amendment to Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by each of them.

39.6 Freely Negotiated. The Landlord, the Tenant and the Guarantor each acknowledge and declare to have had the opportunity to consult legal counsel in the discussion, negotiation and execution of the present Lease. The Landlord, the Tenant and the Guarantor further acknowledge and covenant that the provisions of this Lease, including, without restriction, all schedules attached hereto and forming part hereof, have been freely and fully discussed and negotiated and that the execution of the present Lease constitutes and is deemed to constitute full and final proof of the foregoing. The Landlord, the Tenant and the Guarantor acknowledge and covenant to having read, examined, understood and approved all the provisions of this Lease, including, without restriction, all schedules attached hereto and forming part hereof. The Tenant and the Guarantor acknowledge having obtained all information useful or necessary to take an enlightened decision to execute the present Lease.

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39.7 Headings. The descriptive headings of this Lease are inserted for convenience of reference only and do not constitute a part of this Lease.

39.8 Governing Law. This Lease will be construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

39.9 Counterparts. This Lease and all related documents may be executed and delivered in counterparts (including, without limitation, by facsimile, e-mail or electronic signatures), each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

39.10 Tenant’s Waiver. Notwithstanding any provision to the contrary, and without limiting any of the Landlord’s rights and recourses under this Lease or at law, the Tenant hereby waives all of its rights contained in the following Articles of the Civil Code of Québec: 1854, 1856, 1863 (but only with respect to the right to terminate or resiliate the Lease), 1864, 1865, 1867, the second paragraph of 1868, 1870, 1871, 1873, 1879, 1881, 1883 and 2283.

39.11 Time of the Essence. Time shall be of the essence in all respects concerning this Lease.

39.12 Partial Payment. No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque or payment as rent be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease.

39.13 Successors & Assigns. The rights and liabilities created by this Lease extend to and bind the successors and assigns of the Landlord and the permitted successors and assigns of the Tenant. No rights, however, shall enure to the benefit of any Transferee unless the provisions of Section 26 are complied with.

39.14 No Waiver. No waiver by either party of any breach, default, or failure to perform by the other party under this Lease shall be effective unless in writing and signed by the waiving party. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default or breach by the other party. Any waiver shall apply only to the specific matter waived and shall not operate as a waiver of any future breach, default, or failure to perform.

39.15 Language. The parties hereto have expressly required that the present Lease as well as all notices, legal proceedings or other documents made pursuant hereto be drafted in English only. Les parties ont expressément demandé que le présent bail, ainsi que tout avis ou autre document préparé à la suite des présentes, soit rédigé en anglais seulement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have signed the foregoing Lease on the day and year hereinbefore set forth.

9523-9984 QUÉBEC INC.

/s/ William Lande
Per: William Lande, President

SOCIÉTÉ EN COMMANDITE EDC SAINT-JÉRÔME / EDC SAINT-JÉRÔME LIMITED PARTNERSHIP, herein acting and represented by its general partner COMMANDIÉ ENOVUM SAINT-JEROME INC. / ENOVUM SAINT-JEROME GP INC.

/s/ Billy Krassakopoulos
Per: Billy Krassakopoulos, CEO

IN WITNESS WHEREOF, the Guarantor has intervened to this Lease and acknowledges its obligations under Section 35 of this Lease, and has signed on the day and year hereinbefore set forth.

ENOVUM DATA CENTER CORP.

/s/ Billy Krassakopoulos
Per: Billy Krassakopoulos, CEO

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SCHEDULE “A”

PLAN OF THE PROPERTY

31'-4"
41'-9"
2e Étage
681'-9"
290'
149'-2"
218'-8"
Salle Tricot
Salle Tissage
Cafétéria
102'-8"
320'-5"
223'-10"
277'-4"
10'-0"
7'-10"
22'-10"
60'-8"
20'
24'
184'-I
150'-10"
141'-5"
80'-2"
79'-7"
61'-0"
15'-9"
Expédition
Échantillons
Réception
200'-5"
118'-7"
530'-5"

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SCHEDULE “B”

TERMS AND CONDITIONS

This Term Sheet summarizes the principal terms of the purchase and sale agreement (“PSA”) contemplated in the Lease Agreement, dated as of April ___, 2025, among 9523-9984 Quebec Inc., EDC Saint-Jérôme Limited Partnership and Enovum Data Centers Corp. (the “Lease”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Lease.

Purchase Price	$24,240,000.00, exclusive of GST and QST.

Parties	Purchaser: Tenant or one of its Affiliates Seller: The Landlord

Closing Date:	The closing of the transactions contemplated by the PSA (the “Closing”) will occur within 30 days after the completion or waiver of the Tenant’s due diligence.

Purchased Assets:

All property, assets, rights, interests, entitlements, benefits and privileges of the Landlord of any nature or kind whatsoever relating to the Property other than the following excluded assets: the Landlord’s cash, insurance policies, contracts (other than Permitted Encumbrances (as defined in Exhibit C)), computer systems, realty tax refunds, and any receivables relating to amounts owing to the Landlord under the Lease prior to the Closing date.

The Parties acknowledge and agree that the Lease will be terminated upon closing of the transaction contemplated by the PSA, notwithstanding anything to the contrary contained in the Lease.

Deposit:	The Tenant shall pay a deposit in the amount of $250,000 into escrow within 3 Business Days following the date on which due diligence is completed or waived.

Due Diligence and Access

Landlord shall make available customary due diligence documentation that is in its possession to Tenant within 5 Business Days after the signing of the PSA.

Tenant’s obligation to close the transactions contemplated by the PSA are conditional upon Tenant’s satisfaction with its due diligence and inspections.

Deadline for completion of due diligence is 60 days after signing of the PSA.

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Confidentiality and Publicity	The PSA will contain customary confidentiality obligations. Neither party may issue any press release or other public announcement without the other’s prior written consent, other than as required by applicable law

Conditions to Closing:

Customary conditions to Closing for each party: (a) accuracy of the other party’s representations and warranties, (b) the other party’s compliance with its covenants and (c) no orders or pending or threatened claims or suits seeking to delay, restrict or prevent the transactions contemplated by the PSA.

Additionally, the PSA will contain the following conditions to Closing in favor of Tenant:

(a)	a due diligence condition (as described above);

(b)	no encumbrances published against the Property between signing and closing (other than customary Permitted Encumbrances); and

(c)	a debt payoff letter satisfactory to Tenant (acting reasonably) which will include an undertaking to fully discharge the hypothec registered on title (the “Hypothec”) following receipt of the amount indicated in the letter (the “Payoff Letter”), which amount will be paid out of the proceeds of the Purchase Price.

Closing Deliverables

Customary Closing deliverables, conveyances and other documents to give effect to the proper transfer, assignment and conveyance of the Purchased Assets by the Landlord to the Tenant to be set out in the PSA, including Landlord’s delivery of:

(a)	a deed of sale for the Property conveying all rights, title and interest therein to the Tenant in registrable form at the Landlord’s expense;

(b)	a bill of sale conveying moveables; and

(c)	the Payoff Letter which will include an undertaking to fully discharge the Hypothec following receipt of the amount indicated in the Payoff Letter, which amount will be paid out of the proceeds of the Purchase Price.

Representations and Warranties:	The Landlord will make those representations and warranties set forth in Exhibit A. The Tenant will make those representations and warranties set forth in Exhibit B.

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Reliance Letters

The Tenant shall have the right to seek out and obtain reliance letters from the firms that prepared the due diligence reports for the Landlord with respect to the Property permitting the Landlord to rely on such reports at the Tenant’s sole cost and expense, including the reports set forth below:

Phase II Environmental Site Assessment of the Property dated March 17, 2025, prepared by Le Groupe Gesfor, Poirier, Pinchin (No. 1714974-2); and

Phase I Environmental Site Assessment of the Property dated November 13, 2024, prepared by Le Groupe Gesfor, Poirier, Pinchin (No. 1714974-1).

Upon request from the Tenant, the Landlord shall assist the Tenant in the obtaining of such reliance letters, provided that the Landlord shall have no responsibility if the same cannot be obtained by the Tenant.

Indemnity:

The Landlord will indemnify the Tenant for breaches of its representations and warranties and covenants and in respect of excluded assets and excluded liabilities.

The Tenant will indemnify the Landlord for breaches of its representations and warranties and covenants and in respect of assumed liabilities.

Notwithstanding the foregoing, the Landlord will be liable for breaches of its representations and warranties only if all claims made by Tenant in this regard equals at least $50,000.

The cap on the Landlord’s indemnification obligations for breaches of representations and warranties and covenants will be $2,424,000 (the “Cap”).

Survival of Reps and Warranties

Representations and warranties shall survive for 12 months after Closing, except in the event a claim is made with respect to any such representation or warranty (in which case such representation or warranty shall survive until the claim is finally resolved).

Until the later of 12 months after Closing and such time as all claims under the PSA are fully and finally resolved, the Landlord shall remain in existence and in good standing in its jurisdiction of incorporation, and shall maintain a liquid net worth in an amount equal to or greater than the Cap and shall provide evidence of same to Tenant within fifteen (15) days after written request therefor.

Third Party Claims	The PSA will contain customary provisions regarding the control of the defence of third party claims.

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Operation Before Closing

Until Closing, the Landlord will operate the Property substantially the same manner as it has prior to the date hereof and, in any event, in accordance with the terms of the existing triple net carefree Lease pursuant to which the Tenant is self-managing the Property. The Landlord shall not make capital improvements other than in the case of emergency or in connection with disclosed capital projects, if so required pursuant to the terms of the Lease.

The Landlord shall not enter into any new leases with respect to any portion of the Property.

The Landlord shall terminate all contracts (including non-arms length management or other agreements) at its expense (other than Permitted Encumbrances).

The Landlord shall assign all warranties, guarantees and permits relating to the Property to Tenant to the extent assignable. If not assignable or require the consent of a third party to assign, the parties will use their commercially reasonable efforts to obtain such consent and Landlord will cooperate with Tenant to ensure that Tenant receives the benefit of any such unassigned warranties, guarantees or permits. The failure by Tenant to obtain any permits will not be a condition to the Landlord’s obligation to close the transaction and shall not entitled Landlord to terminate the PSA.

Damage Before Closing

Landlord assumes risk until Closing. Landlord shall not cause or consent to the demolition or alteration of any of the buildings, except as permitted under the Lease.

In the event of damage to the building in excess of One Million Dollars ($1,000,000) before Closing, Tenant will have the option to either (i) proceed with Closing and collect the insurance proceeds or (ii) terminate the PSA with no further liability or obligation to either party.

In the event of damage to the building less than or equal to One Million Dollars ($1,000,000), neither party will have a right to terminate but the Landlord shall have right to either (i) repair such losses at its expense or (ii) credit the Tenant in the amount of the cost of repair.

Expropriation	If a material portion of the Property valued in excess of $100,000 is expropriated prior to Closing, Tenant may either (a) take the damages awarded as compensation and complete the transaction or (b) not complete the transaction and terminate the PSA with no further liability or obligation to either party.

Legal Fees / Real Estate Commission:

Each party will be responsible for their own fees and costs (including legal fees) incurred in connection with the transaction.

The Landlord shall be responsible for any commissions payable to CBRE Limited pursuant to a separate commission agreement, and the Tenant shall be responsible for any fees on commissions payable to other agents that it may retain to act for it, or who introduce the Property to the Tenant.

Governing Law:	Québec.

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EXHIBIT A1
REPRESENTATIONS AND WARRANTIES OF THE LANDLORD

A)	Incorporation, Power and Capacity of Landlord. The Landlord is a corporation duly existing under the laws of its incorporation and has the necessary corporate authority, power and capacity to own the Purchased Assets which it owns and to enter into this Agreement and the documents and transactions contemplated herein and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the documents and transactions contemplated herein on the terms and conditions herein contained;

B)	Corporate Authorization. The execution and delivery of, and the performance by the Landlord of, this Agreement and the Closing Documents to which it is a party and the completion of the transaction contemplated by this Agreement has been or, in the case of the Closing Documents, will be at Closing, duly authorized by all necessary corporate action on the part of the Landlord and constitute or, in the case of the Closing Documents, will constitute legal, valid and binding obligations of the Landlord enforceable against it in accordance with their respective terms subject to (A) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and (B) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

C)	Non-Resident Status. The Landlord is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada) and Section 1102.1 of the Taxation Act (Quebec), or, as applicable, is a “Canadian Partnership” within the meaning of the said Acts, and the Landlord will receive the Purchase Price on Closing on its own account and not as agent, trustee, nominee or mandatary for any other Person;

D)	No Conflict. The execution and delivery of and performance by the Landlord of this Agreement and the Closing Documents to which it is a party will not (with or without notice or lapse of time):

I)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of the constating documents or by-laws of the Landlord; or

II)	result in the violation of any Applicable Laws;

E)	Bankruptcy, The Landlord (a) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada), (b) has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (c) has not had any petition for a receiving order presented in respect of it, and (d) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

F)	No Nominee. The Landlord holds its rights, title and interest in and to the Purchased Assets for its own account, and not as mandatary, nominee, prête-nom, agent or registered title holder for any Person. The Landlord is the registered and beneficial owner of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

G)	Required Authorizations of Governmental Authorities. There is no requirement to make any filing with, give any notice to, or obtain any Permit, authorization, consent or permit of, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement and the Closing Documents;

[1]	All capitalized terms used in this Exhibit shall have specific meanings ascribed to them in the PSA.

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H)	Tax Appeals. There are no realty tax appeals or reassessments pending with respect to the Property, or any portion thereof;

I)	Employees. There are no employees employed by the Landlord who will become the responsibility of the Tenant on or as a result of the Closing, or for whom Tenant will incur any liabilities whatsoever, on or as a result of the Closing;

J)	Permits. There are no Permits issued in the name of the Landlord relating to the operation of the Property which remain in effect;

K)	No Options, etc. to Purchased Assets. Except for the Tenant under this Agreement, no Person has any written or oral agreement, present or future, contingent or absolute, option, understanding or commitment, or any right (including a right of first refusal or other purchase right) or privilege capable of becoming such for the purchase or other acquisition of any of the Purchased Assets;

L)	GST and QST. The Landlord is or shall be, at Closing, validly registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for the purposes of GST and under Division I of Chapter VIII of Title I of the Act respecting the Quebec Sales Tax for the purposes of QST;

M)	No Rights of Occupancy. There are no leases, licenses, agreements or options to lease or other tenancy agreements with respect to the Property which are currently in effect, except for the Lease and at Closing there will be no leases, licenses, agreements or options to lease or other tenancy agreements with respect to the Property which are in effect, except for the Lease;

N)	No Notice of Expropriation. No part of the Property has been expropriated by any Governmental Authority and the Landlord has not received any written notice or proceeding in respect of any expropriation of the Property or any part thereof;

O)	No Notice of Non-Compliance. No written notice has been received by the Landlord which remains outstanding from any governmental or quasi-governmental authority advising of any defects in the construction of any building on the Property or any installations therein, or relating to any work order, deficiency or non-compliance with any building restrictions, zoning by-laws, fire codes, environmental legislation, other regulations or applicable laws in respect of the Property (other than any notice resulting from any work performed by the Tenant);

P)	No Legal Hypothec. As at Closing, no Person will have a right to claim or file a construction, builders, mechanics or similar lien against the Purchased Assets or to register or publish a legal hypothec against the Property or any part thereof under the Civil Code of Quebec (the Landlord nevertheless acknowledging that if any such lien is claimed or filed, the Landlord shall be responsible at its sole expense for removing or vacating same).

Q)	Real Estate Taxes. All real property taxes due and owing to date with respect to the Property have been paid in full without subrogation;

R)	No Litigation. There is no litigation or proceeding, including appeals and applications for review, in progress, against or relating to it, or affecting the Purchased Assets before any domestic court, governmental department, commission, board, bureau or agency, or arbitration panel, and there is not presently outstanding against it or the Purchased Assets any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency or arbitrator which adversely affects the Purchased Assets;

S)	Environmental Reports. The Landlord has or will have provided the Tenant with all environmental audits and reports with respect to the Property in its possession and the Landlord has not received written notice of any Claims or any administrative or judicial judgments, orders or decrees that relate to violations of Environmental Laws with respect to the Property or any part thereof or to the release, discharge, emission or disposal of Hazardous Substances on, to, from or under the Property;

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T)	Mutation Duties. Since March 16, 2016, the Landlord has not effected any transfer of any beneficial rights of ownership in and to the Property by way of an off-title transfer or otherwise for which both (a) a disclosure notice has not been delivered to the appropriate municipality and (b) transfer duties (mutation taxes) have not been paid;

U)	OFAC. The Landlord is currently (a) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the OFAC and the OFAC Rules, (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules; and

V)	AML Legislation. The Landlord is not in violation of any AML Legislation, is neither a Listed Designated Person nor is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, narcotics traffickers or Listed Designated Persons, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable AML Legislation.

W)	No Commissions. Except as otherwise provided in this Agreement, the Landlord has not incurred any liability to any real estate agent for fees and commissions in respect of the sale of the Purchased Assets to the Tenant.

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EXHIBIT B2
REPRESENTATIONS AND WARRANTIES OF THE TENANT

A)	Formation, Power and Capacity of Tenant. The Tenant is a limited partnership duly existing under the laws of its formation and the General Partner, its sole general partner, has the necessary corporate authority, power and capacity to purchase and own the Purchased Assets for and on behalf of the Tenant to be sold to it and to enter into this Agreement and the documents and transactions contemplated herein and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the documents and transactions contemplated herein on the terms and conditions herein contained;

B)	Corporate Authorization. The execution and delivery of, and the performance by the General Partner on behalf of the Tenant of, this Agreement and the Closing Documents to which it is a party and the completion of the transaction contemplated by this Agreement has been or, in the case of the Closing Documents, will be at Closing, duly authorized by all necessary corporate action on the part of the General Partner on behalf of the Tenant and constitute or, in the case of the Closing Documents, will constitute legal, valid and binding obligations of the Tenant enforceable against it in accordance with their respective terms subject to (A) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and (B) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

C)	No Conflict. The execution and delivery of and performance by the General Partner on behalf of the Tenant of this Agreement and the Closing Documents to which it is a party will not (with or without notice or lapse of time):

I)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of the constating documents or by-laws of the Tenant or the General Partner, as applicable;

II)	result in the violation of any Applicable Laws;

D)	Bankruptcy, The Tenant (a) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada), (b) has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (c) has not had any petition for a receiving order presented in respect of it, and (d) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

E)	Required Authorizations of Governmental Authorities. There is no requirement to make any filing with, give any notice to, or obtain any authorization, consent or permit of, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement and the Closing Documents;

F)	GST and QST. The Tenant shall be, at Closing, validly registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for the purposes of GST and under Division I of Chapter VIII of Title I of the Act respecting the Quebec Sales Tax for the purposes of QST;

G)	Residency. The Tenant is a WTO Investor and is not a “state-owned enterprise”, in each case within the meaning of the Investment Canada Act (Canada);

[2]	All capitalized terms used in this Exhibit shall have specific meanings ascribed to them in the PSA.

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Landlord	Tenant	Guarantor

H)	OFAC. The Tenant and all beneficial owners of the Tenant are currently (a) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules;

I)	No Commissions. Except as otherwise provided in this Agreement, the Tenant has not incurred any liability to any real estate agent for fees and commissions in respect of the sale of the Purchased Assets to the Tenant;

J)	AML Legislation. The Tenant is not in violation of any AML Legislation, is neither a Listed Designated Person nor is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, narcotics traffickers or Listed Designated Persons, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable AML Legislation; and

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EXHIBIT C3
PERMITTED ENCUMBRANCES

The “Permitted Encumbrances” shall include the following whether or not registered and whether registered prior to or after the date hereof:

A)	Exceptions and reservations contained in the original Crown grant or contained in any other grant or disposition from the Crown and the usual statutory exceptions and reservations to title.

B)	Memorials of lease or notices of lease with respect to expired or terminated leases.

C)	All Applicable Laws, by-laws, regulations and restrictions.

D)	Any right of expropriation vested in any governmental or public body or authority.

E)	Encumbrances for real property taxes (which term includes charges, rates, assessments, local improvement rates and other governmental charges or levies) or charges for electricity, power, gas, water and other services and utilities in connection with the Property that are not yet due and owing.

F)	All applicable development, subdivision, use and site plan agreements, or similar agreements, that are registered on title, provided that the same are complied with insofar as they affect or relate to the Property and provided that no such agreement materially interferes with the present use or impairs the value of the Property.

G)	All facility sharing, cost sharing, tunnel, pedway, servicing, parking, reciprocal and other similar agreements with neighbouring landowners and/or Governmental Authorities to the extent registered on title to the Property or disclosed to the Purchaser.

H)	All restrictive covenants, private deed restrictions, and other similar land use controls or agreements to the extent registered on title to the Property or disclosed to the Purchaser.

I)	All servitudes, rights of way, licenses, encroachments or adverse interests affecting the Property including servitudes or reserves regarding mining rights, and including any unregistered servitudes or rights of way which affect the land, including but not limited to the right of public utilities to occupy a part of the Property to install any circuits, poles and necessary equipment required for the connection or the network, in each case that do not materially impair the present use or value of the Property.

J)	Encroachments, title defects, irregularities and other matters disclosed by any survey or certificate of location made available to the Purchaser by the Vendor prior to the Due Diligence Period or which would be disclosed by an up-to-date survey or certificate of location, which do not materially impair the present use or value of the Property.

K)	Any Encumbrances created by or through, or filed by or at the request of, the Purchaser or which are otherwise expressly approved by the Purchaser in writing, and any notices or registrations in respect thereof.

L)	The deed of sale and other Closing Documents.

M)	The Hypothec to be discharged pursuant to the Payoff Letter.

[3]	All capitalized terms used in this Exhibit shall have specific meanings ascribed to them in the PSA.

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SCHEDULE “C”

FORM OF LETTER OF CREDIT

At the request and for the account of ●, we, the Bank of Nova Scotia, [MUST BE A MONTREAL BRANCH ADDRESS], hereby establish in your favor our Irrevocable Standby Letter of Credit (the “Letter of Credit”) up to an aggregate amount of ●.

This Letter of Credit is immediately payable upon presentation of the following document(s), without inquiry into the validity, accuracy, or legitimacy of such demand for payment, and without the need to prove the existence of any default by the Applicant under the Lease:

- Beneficiary’s signed certificate stating that the Applicant is in default under the lease agreement for premises located at 500 Monseigneur Dubois, Saint-Jérôme, Québec (the “Property”), and the Beneficiary is entitled to draw upon the Letter of Credit pursuant to the said lease; and

- The original of this Letter of Credit instrument for our endorsement thereon;

(collectively, the “Required Documents”).

Partial Drawings are allowed.

This Letter of Credit shall expire on ● [last day of first year of the Term of the lease], subject to the following automatic renewal provision:

This Letter of Credit shall be automatically extended without amendment for successive one (1) year periods but not beyond ● [date that is 30 days following expiration of the Lease Term] unless at least thirty (30) days prior to the then-current expiry date we notify you in writing by courier at the address noted above that we elect not to consider this Letter of Credit to be renewable for any additional period.

In the event we provide such notice of non-renewal, you may draw the full amount of this Letter of Credit by presenting a written demand prior to the expiry date, stating that the Bank has notified the Beneficiary of its intention not to renew Letter of Credit No. ● [to complete once available], and the Beneficiary has not received a replacement letter of credit satisfactory to it.

We hereby agree that drawings under this Letter of Credit will be honored upon presentation of the Required Documents.

This Letter of Credit shall be freely transferable, in whole or in part, by the Beneficiary without the consent of the Applicant, to any assignee of the Applicant or to any future purchaser of the Property that is the subject of the lease referred to above. Any such transfer shall be effected upon written notice to us, accompanied by the original of this Letter of Credit for endorsement or reissuance, as applicable.

This Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (UCP 600), and engages us in accordance with the terms thereof.

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SCHEDULE “D”

ESTOPPEL CERTIFICATE FORM

TENANT ESTOPPEL CERTIFICATE

TO:	●, its successors and assigns and any assignee of its interest in the Mortgage (as defined below)

AND TO:	●, its solicitors herein and the Mortgagee (as defined below)

RE:	Charge/Mortgage of Land (the "Mortgage") from ● to ● (the "Mortgagee")

AND RE:	Lease dated ● between ●, as landlord (the "Landlord"), and SOCIÉTÉ EN COMMANDITE EDC SAINT-JÉRÔME / EDC SAINT-JÉRÔME LIMITED PARTNERSHIP, as tenant (the "Tenant") (the "Lease") with respect to premises located at 500 Monseigneur Dubois, Saint-Jérôme, Québec (the "Premises")

In connection with the Lease, as of the date hereof, the Tenant certifies, to its knowledge, that:

a)	the Lease has been validly executed and delivered by the Tenant and represents that it constitutes the entire agreement between the Landlord and the Tenant in respect of the Premises;

b)	there has been no variation, modification or alteration of the Lease or of any guarantee thereof and the Lease is now in full force and effect;

c)	the Premises have been erected and completed, all tenant allowances have been paid, all free rent periods have expired, all landlord's work has been completed, and the Tenant has accepted possession of the Premises and has commenced to pay the Rent (as defined in the Lease) and other payments reserved by the Lease;

d)	the Landlord is not in default of any of its obligations under the Lease for which a written notice of default was received by the Landlord;

e)	the Tenant is not in default of any of its obligations under the Lease for which a written notice of default was received by the Tenant;

f)	the Lease has not been assigned by the Tenant nor has any part of the space been sublet by the Tenant;

g)	the area being occupied by the Tenant under the Lease is certified by the Landlord to be 202,000 square feet;

h)	no prepaid rent has been paid to the Landlord under the Lease, except for the current month’s installment;

i)	no security deposit has been paid to the Landlord under the Lease;

j)	the base rent for the month of ● in the amount of $● has been paid up to ●;

k)	the Lease expires on ●, subject to the TWO (2) successive and consecutive options to renew the Lease for additional terms of FIVE (5) Lease Years each;

l)	the Lease contains an option to purchase the Premises in favor of the Tenant expiring on December 31, 2025; and

m)	the Lease contains a right of first refusal to purchase the Premises or any portion thereof in favor of the Tenant.

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DATED at                this                day of                                , 2025.

SOCIÉTÉ EN COMMANDITE EDC SAINT-JÉRÔME / EDC SAINT-JÉRÔME LIMITED PARTNERSHIP, herein acting and represented by its general partner COMMANDITÉ ENOVUM
SAINT-JEROME INC. / ENOVUM SAINT-JEROME GP INC.

Per:
Name:
Title:

Per:
Name:
Title:

I/We have authority to bind the Tenant.

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